UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Zynga Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2021

Notice of Annual Meeting of Stockholders & Proxy Statement

May 17, 2021 at 2:00pm

Zynga	2021 Proxy Statement	i

April 5, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Zynga Inc., which will be held virtually on Monday, May 17, 2021 at 2:00 p.m. (Pacific Time). The virtual-only Annual Meeting can be accessed by visiting https://web.lumiagm.com/287175525 (Password: zynga2021), where you will be able to listen to the meeting live, submit questions, and vote online.

As the COVID-19 global pandemic continues to affect how we are able to come together, we are continuing to meet virtually this year out of an abundance of caution for our stockholders, our directors, our management team and other invitees to our Annual Meeting. Our Board of Directors has not made any decision with regards to the format of future stockholder meetings.

The matters expected to be acted upon at the virtual Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.

We look forward to your attendance at our virtual Annual Meeting.

Sincerely,

Mark Pincus
Chairman of the Board

Zynga	2021 Proxy Statement	1

2020 Company Overview

From its founding, Zynga’s mission has been to connect the world through games.  This has never been more important than during the global pandemic in 2020 when more people turned to games for entertainment, social connections, and a sense of community. We are proud of how our Zynga team has responded to the challenges of the COVID-19 global pandemic by safely and rapidly moving to remote work, and supporting our players and communities, including partnering with the World Health Organization to help create the #PlayApartTogether campaign.

Amidst this global crisis, our teams continued to execute our multi-year growth strategy and achieved one of the strongest annual performances in Zynga’s history. In 2020, we added meaningful scale to our live services platform, expanded our global talent base, and strengthened our position as one of the leading mobile game publishers in the world.  This tremendous performance was driven by innovative bold beats across our live services as well as our successful launch of Harry Potter: Puzzles & Spells. We also executed two transformational acquisitions in 2020.  Peak added two at-scale Forever Franchises to our portfolio, and Rollic established Zynga in hyper-casual, one of the fastest-growing mobile gaming categories.

As we look ahead, we are incredibly excited to build upon our momentum as we remain focused on driving recurring growth from our live services foundation and launching new titles from our exciting new game pipeline. In addition, we are investing in incremental growth initiatives where we believe Zynga is uniquely positioned to capitalize on several megatrends in interactive entertainment. These new initiatives include hyper-casual games, cross-platform play, international expansion and advertising technologies – all of which have the ability to meaningfully increase Zynga’s total addressable market and capabilities to further grow our business.

In order to execute on our strategic growth initiatives, we believe it is critical to continue to attract, retain and motivate highly skilled talent and teams. Over the last few years, our management team, which is comprised of gaming industry experts with extensive professional backgrounds, has proven their ability to significantly improve Zynga’s business fundamentals, attract world-class talent to Zynga’s studios, and deliver tremendous organic and inorganic growth. In 2020, we enhanced our executive compensation program by introducing new multi-year, performance-based awards to further link pay with performance and shareholder value creation. These changes are discussed in greater detail in our “Compensation Discussion and Analysis” below.

In 2020, we also furthered Zynga’s commitment to building a global, diverse and inclusive company and culture.  This is reflected in our board of directors, which is comprised of a majority of independent members, as well as women and underrepresented minorities.  We also remained focused on improving our governance and equity programs as well as ESG initiatives, including recruiting a dedicated Chief Diversity Officer and continuing our global pay equity practices.

In summary, our business fundamentals are in place, and we are incredibly excited to build upon our leadership position in the dynamic and high growth gaming and interactive entertainment industry. We are grateful for the dedication of our employees, the engagement of our players and the support of our shareholders, as we continue our exciting journey.

Zynga	2021 Proxy Statement	2

Notice of 2021 Annual Meeting of Stockholders

We are pleased to invite you to join our Board of Directors and senior leadership at Zynga’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”). During our virtual-only Annual Meeting, you will be able to listen to the meeting live, submit questions, and vote online.

Date	Time	Place
May 17, 2021	2:00 p.m. Pacific Time	Access online at https://web.lumiagm.com/287175525 (Password: zynga2021)

Items of Business
1. Elect as directors the nine (9) nominees named in the attached proxy statement.
2. Approve, on an advisory basis, the compensation of our executive officers.
3. Ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as Zynga’s independent registered public accounting firm for 2021.
4. Vote on a proposal submitted by a stockholder regarding special stockholder meetings, if properly presented at the Annual Meeting.
5. Conduct any other business properly brought before the Annual Meeting.

Record Date
Holders of our Class A common stock as of the close of business on March 22, 2021 will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors, Phuong Y. Phillips Chief Legal Officer and Secretary San Francisco, California April 5, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 17, 2021: The proxy statement and Zynga’s Annual Report on Form 10-K for 2020 are available electronically at https://investor.zynga.com/financial-information/annual-reports.

We are making the proxy statement and the form of proxy first available on or about April 5, 2021.

Make your vote count. Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please promptly vote over the Internet or by signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option.

Each share of Zynga Class A common stock that you own represents one vote. For questions regarding your stock ownership, contact your brokerage firm or other entity that holds your shares or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, by calling (800) 937-5449, by writing to 6201 15th Avenue, Brooklyn, New York 11219 or by e-mailing help@astfinancial.com.

Zynga	2021 Proxy Statement	3

2021 Proxy Statement

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Zynga Inc. (“Zynga,” the “Company,” or “we”), for use at the 2021 Annual Meeting of Stockholders or any postponement, adjournment, or other delay thereof (the “Annual Meeting”).

The Annual Meeting will be held virtually at 2:00 p.m., Pacific Time, on May 17, 2021. The Annual Meeting can be accessed by visiting https://web.lumiagm.com/287175525 (Password: zynga2021).

Only stockholders of record as of the close of business on March 22, 2021, the record date, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements of the Annual Meeting. We are making the proxy statement and the form of proxy first available on or about April 5, 2021.

Questions and Answers About These Proxy Materials and Voting

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy are found in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

Will I receive any other proxy materials by mail?

No, we will not be sending any additional proxy materials by mail unless you request such materials.

How can I access the proxy materials over the Internet?

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and the Annual Report on Form 10-K for 2020 (the “2020 Annual Report”) are available at https://investor.zynga.com/financial-information/annual-reports.

How do I attend the Annual Meeting?

The Annual Meeting will be held on May 17, 2021 at 2:00 p.m., Pacific Time. The Annual Meeting can be accessed by visiting https://web.lumiagm.com/287175525 (Password: zynga2021), where you will be able to listen to the meeting live, submit questions and vote online. Only stockholders as of March 22, 2021 are entitled to vote and ask questions at the Annual Meeting. If you are not a stockholder of record but hold shares in “street name” through a brokerage firm, bank, dealer or other similar organization, trustee, or nominee (generally referred to in this proxy statement as a “broker”), you may attend the Annual Meeting as a guest. Please note that if you hold shares in “street name” through a broker and intend to vote your shares online during the Annual Meeting or ask questions during the Annual Meeting, you must request and obtain a valid “legal proxy” from your broker and register to attend the Annual Meeting as a stockholder with American Stock Transfer & Trust Company LLC.

Information on who can vote or ask questions online during the Annual Meeting is discussed immediately below.

What if I have technical difficulties accessing or participating in the Annual Meeting?

If you encounter difficulties accessing or participating in the Annual Meeting, please visit https://go.lumiglobal.com/faq for help and support.

Who can vote and ask questions at the Annual Meeting?

You are entitled to vote and ask questions at the Annual Meeting if you were a stockholder of record as the close of business on March 22, 2021, the record date for the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name. You are a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, at the close of business on March 22, 2021. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to submit a proxy to ensure your vote is counted. See page 5 for detailed instructions on how to vote your shares.

Beneficial Owner: Shares Registered in the Name of Broker. If your shares were held not in your name but rather in an account at a broker at the close of business on March 22, 2021, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by your broker. The broker holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares or ask questions at the Annual Meeting unless you request and obtain a valid legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

Zynga	2021 Proxy Statement	4

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting as a stockholder, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.  Written requests can be mailed to:

American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue | Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 6, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/287175525 (Password: zynga2021) during the meeting. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

What am I voting on and how does the Board recommend that I vote?

Proposal	Recommendation	Reasons for Recommendation
1. Election of directors	✓ For All Nominees

The Board and the Nominating and Corporate Governance Committee believe the nine (9) nominees named in this proxy statement possess the skills, experience, and diversity to effectively monitor company performance and leadership, provide oversight and risk management, and advise management on Zynga’s long-term strategy.

2. Advisory vote to approve executive compensation	✓ For

The Board and the Compensation Committee believe that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

3. Ratification of appointment of Ernst & Young as independent registered public accounting firm for 2021	✓ For	Based on the Audit Committee’s assessment of Ernst & Young’s qualifications and performance, we believe their retention for 2021 is in the best interests of Zynga’s stockholders.
4. Shareholder proposal to amend the shareholding threshold to call a Special Meeting	✘ Against

In February 2021, the Board proactively amended our Bylaws to allow stockholders representing 25% of our common stock to call a special meeting. The Board believes that this proposal is unnecessary because stockholders have an existing right to call special meetings with a threshold that would represent a reasonable number of interested stockholders with a material concern.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of each person named as a proxy holder in the proxy card to vote on those matters in accordance with his or her best judgment.

How do I vote?

For each of the other matters to be voted on, including the election of the nominees to the Board, you may vote “For” or “Against” or abstain from voting. Voting procedures based on how your shares are held are described below.

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy through the Internet, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. Even if you have already voted by proxy, you may still attend and vote at the Annual Meeting.

•

To vote online before the meeting, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Voter Control Number issued by American Stock Transfer & Trust Company LLC. Your vote must be received by 11:59 p.m., Eastern Time, on May 16, 2021 to be counted.

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To vote online during the meeting, attend the Annual Meeting by visiting https://web.lumiagm.com/287175525 (Password: zynga2021), where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 2:00 p.m. (Pacific Time) on May 17, 2021. Please have your Voter Control Number issued by American Stock Transfer & Trust Company LLC to join the Annual Meeting as a stockholder.

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To vote by proxy, if you requested a proxy card you must sign and date the proxy card and return it promptly (a reply envelope is provided for your convenience). If you return your signed and dated proxy card to us before the Annual Meeting, we will vote your shares as you direct on your proxy card.

Beneficial Owner: Shares Registered in the Name of Broker. If you are a beneficial owner of shares registered in the name of your broker (i.e., you hold shares in “street name”), you should have received a Notice containing voting instructions from your broker rather than from us. Please follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may be able to vote over the Internet prior to the Annual Meeting using instructions provided by your broker. To vote your shares online during the meeting, please read the “Beneficial Owner: Shares Registered in the Name of Broker” answer under the question “Who can vote and ask questions at the Annual Meeting?” on page 4 of the proxy statement for instructions on how to register to attend the Annual Meeting as a stockholder. A beneficial owner must be registered to attend the Annual Meeting as a stockholder and must have a Voter Control Number issued by American Stock Transfer & Trust Company LLC in order to vote online during the meeting.

Zynga	2021 Proxy Statement	5

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of shares of Class A common stock is entitled to one (1) vote for each share of Class A common stock held as of the record date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as recommended by Zynga’s Board of Directors, as described below:

Proposal	How Voted?
1. Election of directors	✓ For All Nominees
2. Advisory vote to approve executive compensation	✓ For
3. Ratification of appointment of Ernst & Young as Zynga’s independent registered public accounting firm for 2021	✓ For
4. Shareholder proposal to amend the shareholding threshold to call a Special Meeting	✘ Against

If any other matter is properly presented at the Annual Meeting, Mr. Griffin or Ms. Phillips (the individuals named on your proxy card as proxy holders) will vote your shares in accordance with his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $21,000, plus reimbursement of certain out-of-pocket expense. We may also reimburse brokers for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy before the final vote in any one of the following ways:

•	You may submit another properly signed proxy card with a later date.
•	You may grant a subsequent proxy through the Internet.
•	You may send a timely written notice that you are revoking your proxy to:

Office of the Corporate Secretary
c/o Legal Department
Zynga Inc.
699 8th Street
San Francisco, CA 94103

•	You may virtually attend the Annual Meeting and vote at the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or Internet proxy is the one that is counted.

Note that if your shares are held by your broker, you should follow the instructions provided by your broker.

When are stockholder proposals for next year’s annual meeting due?

If the proposal is to be included in the 2022 Proxy Statement	If the proposal is not to be Included in the 2022 Proxy Statement but still considered at the 2022 Annual Meeting
December 7, 2021	No earlier than January 17, 2022 and no later than February 16, 2022

Proposals must be received in writing at:

Office of the Corporate Secretary | c/o Legal Department
Zynga Inc. | 699 8th Street | San Francisco, CA 94103

Zynga	2021 Proxy Statement	6

We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the proposals and nominees. Our current bylaws were filed with the SEC as exhibit 3.2 to the Annual Report on Form 10-K, filed by Zynga on February 26, 2021, and can be viewed by visiting our investor relations website at https://investor.zynga.com/corporate-governance. You may also obtain a copy by writing to:

Office of the Corporate Secretary | c/o Legal Department
Zynga Inc. | 699 8th Street | San Francisco, CA 94103

Stockholder proposals not submitted pursuant to our bylaws must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Zynga-sponsored proxy materials.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting. In the election of our directors, our majority voting standard provides that only votes “For” and “Against”; will be counted. On all other matters, votes “For” and “Against,” abstentions and, if applicable, broker non-votes will be counted. Abstentions count as votes “Against” a proposal for purposes of determining whether a proposal has passed. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Matters on which a broker is not permitted to vote without instructions from the beneficial owner are referred to as “non-routine” matters. Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting.

As a beneficial owner, in order to ensure your shares are voted in the way that you would like, you must provide voting instructions to your broker by the deadline provided in the materials you receive from your broker. If you do not provide voting instructions to your broker, your broker will only have discretion to vote your shares on "routine" matters.

“Non-Routine” Matters	“Routine” Matters
1. Election of our directors (Proposal 1)	3. Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2021 (Proposal 3)
2. The vote to approve, on an advisory basis, on the compensation of our named executive officers (Proposal 2)
4. Shareholder proposal to amend the shareholding threshold to call a Special Meeting (Proposal 4)

If you hold your shares in “street name” through a broker, it is critical that you cast your vote if you want it to count in the election of our directors (Proposal 1), the advisory vote on compensation of our named executive officers (Proposal 2), and the shareholder proposal (Proposal 4). If you hold your shares in “street name” and you do not instruct your broker how to vote on these three “non-routine” matters, no votes will be cast on your behalf.

Zynga	2021 Proxy Statement	7

How many votes are needed to approve each proposal?

Proposal	Votes Needed	Broker Non-Votes	Abstentions
1. Election of directors	For each director nominee, the number of votes cast “For” that director nominee must exceed the number of votes cast “Against” that director nominee.	No effect	No effect
2. Advisory vote to approve executive compensation	“For” votes representing a majority of the voting power of the shares either present at the Annual Meeting or represented by proxy and entitled to vote on the matter.	No effect	Count as votes “Against”
3. Ratification of appointment of Ernst & Young as independent registered public accounting firm for 2021	“For” votes representing a majority of the voting power of the shares either present at the Annual Meeting or represented by proxy and entitled to vote on the matter.	No effect	Count as votes “Against”
4. Shareholder proposal to amend the shareholding threshold to call a Special Meeting	“For” votes representing a majority of the voting power of the shares either present at the Annual Meeting or represented by proxy and entitled to vote on the matter.	No effect	Count as votes “Against”

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of Class A common stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 1,085,017,807 shares of Class A common stock (with one vote per share) outstanding and entitled to vote. As such, the holders of at least 542,508,904 shares must be present or represented by proxy at the Annual Meeting to constitute a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chair of the Board or the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be counted toward the quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results may be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8‑K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to our Current Report on Form 8‑K to publish the final results.

What if my question isn’t listed here?

If you question wasn’t listed here, please contact our investor relations department as follows:

Investor Relations Department Zynga Inc. 699 8th Street San Francisco, CA 94103	https://investor.zynga.com/contact-us-form or investors@zynga.com
Zynga	2021 Proxy Statement	8

Proposal 1 — Election of Directors

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE

The Board currently has nine (9) members:

•	Mark Pincus
•	Frank Gibeau
•	Dr. Regina E. Dugan
•	William “Bing” Gordon
•	Louis J. Lavigne, Jr.
•	Carol G. Mills
•	Janice M. Roberts
•	Ellen F. Siminoff
•	Noel B. Watson, Jr.

On February 25, 2021, the Board nominated each of the current directors for reelection. Each nominee has agreed to being named as a nominee in this proxy statement and to serve as a director if elected. Zynga’s management has no reason to believe that any nominee will be unable to serve. Each elected director will hold office until the 2022 annual meeting of stockholders and until his or her successor is elected, or, if sooner, until his or her death, resignation, or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence or for “good cause” will not serve, your shares may be voted for the election of a substitute nominee proposed by us. The proxies being solicited will be voted for no more than nine (9) nominees at the Annual Meeting.

In February 2019, we adopted a majority voting policy. Pursuant to this policy, a nominee in an uncontested election of directors must receive a majority of votes cast (that is, more “For” than “Against” votes) in order to be elected to the Board. If an incumbent director fails to receive the required vote for election in an uncontested election, then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration. If determined to be appropriate, the Board will accept that resignation. The Annual Meeting is considered an uncontested election, and our majority voting policy will be applicable. For additional information on our majority voting policy, see the section of this proxy statement titled “Proposal 1—Election of Directors—Majority Voting in Director Elections.”

Nominees

The following pages contain a brief biography of each nominee and a discussion of the relevant experiences, qualifications, attributes, or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board to recommend that person as a nominee for director. All of our nominees have significant high-level managerial experience in complex organizations, a depth of experience and demonstrated excellence in his or her professional field(s), and personal values and judgment appropriate for serving as fiduciaries for our stockholders. We believe all of our nominees for director are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to our affairs.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes, or skills of each director or director nominee that led the Board and the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Board and the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Zynga	2021 Proxy Statement	9

Mark Pincus

Director since: 2007 Age: 55

Mark Pincus is our founder and Chairman of the Board. He previously served as Zynga's Executive Chairman (from March 2016 to May 2018) and twice as its Chief Executive Officer (April 2007 to July 2013 and April 2015 to March 2016). Mr. Pincus is a pioneer of social games and helped establish gaming as a mass-market activity. He is an experienced entrepreneur and investor, and is a co-founding member of the investment firm Reinvent Capital LLC, and serves on the boards of directors of Reinvent Technology Partners Y and Reinvent Technology Partners Z, special purpose acquisition companies affiliated with Reinvent Capital LLC.

Mr. Pincus is an active angel investor in technology startups, and made founding investments in Napster, Twitter and Facebook. Before Zynga, Mr. Pincus founded tribe.net, one of the earliest online social networks; Support.com, a provider of help desk service and support automation software (NASDAQ: SPRT); and FreeLoader, Inc., a web-based, push technology news company. Mr. Pincus has built an intellectual practice around product management. He was an early pioneer in reimagining product management for consumer internet products, notably the use of rapid testing and experimentation to inform design decisions in all stages of product development. Mr. Pincus was among the first to bring these lessons to games, spawning an always-on, product-as-a-service operating model that empowers product teams to react in real time to user behavior by deploying product updates. He regularly lectures to aspiring entrepreneurs at colleges and universities, and co-created the Stanford Graduate School of Business course on Product Management with Professor Amir Goldberg. Mr. Pincus was appointed by President Barack Obama to the Board of the Presidio Trust, a federal agency that operates the Presidio as part of the Golden Gate Recreation Area.

Mr. Pincus graduated summa cum laude from University of Pennsylvania’s Wharton School of Business and earned an MBA from Harvard Business School.

Qualifications

Mr. Pincus was selected to serve on the Board because of his unique perspective and experience as our founder and Chairman, and for his prior leadership of our company, including as our former Chief Executive Officer and Chief Product Officer, in which he oversaw Zynga during periods of significant international expansion (both organically and via acquisitions). Mr. Pincus also has extensive experience in the technology sector, specifically the social media and Internet industries, and as an accomplished entrepreneur and investor in identifying, fostering and scaling new products, technologies and consumer trends.

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Frank Gibeau

Director since: 2015 Age: 52

Frank Gibeau is the Chief Executive Officer of Zynga. He joined Zynga as CEO in March 2016, and has been a member of Zynga’s Board since August 2015. Mr. Gibeau is a mobile, PC and console gaming industry expert with 25 years of experience in interactive entertainment.

As Zynga’s CEO, Mr. Gibeau led the company’s turnaround and transition to rapid growth. Zynga’s market cap during Mr. Gibeau’s tenure as CEO has more than quadrupled, in large part, due to optimizing live services and fortifying the company’s portfolio of wildly popular franchises, including CSR Racing, Words With Friends, and Zynga Poker. Under Mr. Gibeau’s leadership, Zynga has acquired a pipeline of games including global hits Empires & Puzzles, Merge Dragons!, Toon Blast and Toy Blast, as well as secured game development partnerships with some of the world’s most iconic brands and entertainment franchises, such as Game of Thrones, Harry Potter, and Star Wars. Mr. Gibeau’s groundbreaking series of studio acquisitions, including Gram Games, Small Giant Games, Peak and Rollic Games, along with innovation and success across the games portfolio have positioned Zynga as among the fastest growing public gaming companies in 2020.

Mr. Gibeau spent more than two decades at Electronic Arts Inc. (NASDAQ: EA) where he held a number of influential business and product leadership roles. Most recently, he served as the Executive Vice President of EA Mobile, where he led strategy, product development and publishing for the company’s fast-growing mobile games business. In that role, Mr. Gibeau managed EA’s portfolio of popular mobile franchises including The Simpsons: Tapped Out, Plants vs. Zombies, Real Racing, Bejeweled, Star Wars, Minions, SimCity, EA SPORTS and The Sims. In addition, Mr. Gibeau spearheaded the creation of new mobile IP and platform technology, as well as EA’s Chillingo publishing operation.

Prior to leading EA’s mobile business, Mr. Gibeau was President of EA Labels from 2011 to 2013, where he oversaw IP development, worldwide product management and marketing for major console and PC properties including Battlefield, FIFA, Madden NFL, Need for Speed, SimCity, Star Wars: The Old Republic, Mass Effect, Dragon Age and The Sims. He also spent four years as the President of the EA Games Label, leading a successful business turnaround that resulted in increased product quality, on-time game delivery and dramatically reduced costs. Before that, Mr. Gibeau acted as EA’s Executive Vice President and General Manager of The Americas, where he was directly responsible for a publishing operation that accounted for more than $1.5 billion of EA’s annual revenue. While at EA, Mr. Gibeau also served as Executive Producer of the major motion picture “Need For Speed,” which was released in 2014.

Mr. Gibeau serves as a member of the board of directors and the audit committee of Yeti Holdings, Inc. (NYSE: YETI). He previously served on the board of directors for Cooliris, a mobile content and communication technology company, and Graphiq, a data visualization company.

Mr. Gibeau received a Bachelor of Science in Business Administration from the University of Southern California and a Masters of Business Administration from Santa Clara University.

Qualifications

Mr. Gibeau was selected to serve on the Board due to his extensive leadership, knowledge and experience with the mobile, PC and console gaming industries. In addition, as our Chief Executive Officer, Mr. Gibeau has personally overseen the hiring our current senior management team, has a deep perspective on our operations, and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development.

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Dr. Regina E. Dugan

Director since: 2014 Age: 58 Current Committees: Compensation and Nominating and Corporate Governance Independent

Dr. Regina E. Dugan is CEO of Wellcome Leap, an organization that builds and executes bold, unconventional programs to deliver breakthroughs in human health.

Dr. Dugan currently serves on the board of directors of Varian Medical Systems, Inc. (NYSE: VAR), a manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy; on the board of Cruise, LLC, a self-driving vehicle and technology company; and on the advisory board for the Virginia Tech Innovation Campus.

Previously, Dr. Dugan served as the VP of Engineering at Facebook (NASDAQ: FB) from May 2016 until January 2018. In this position, she led Facebook’s “Building 8”, the company's breakthrough consumer electronic product shipping, development, and R&D organization. Dr. Dugan also served as VP of Engineering, Advanced Technology and Projects at Google Inc. (NASDAQ: GOOG, GOOGL) from March 2012 until May 2016, including 2 years as Senior Vice President of Advanced Technology and Projects at Google’s Motorola Mobility division, a telecommunications equipment company, from March 2012 to February 2014, and as director of the Defense Advanced Research Projects Agency, the principal agency within the U.S. Department of Defense for research, development and demonstration of high-risk, high-payoff capability for National Security, from July 2009 to March 2012. Dr. Dugan has also held several other executive positions, including co-founder, President, and CEO at RedXDefense LLC, a security solutions company, from 2005 to 2009, and co-founder, President, and CEO at Dugan Ventures, an investment firm where she continues to serve as a non-voting partner.

Dr. Dugan is an inventor or co-inventor on several patents and holds a Ph.D. in Mechanical Engineering from the California Institute of Technology. She was inducted into the VaTech Academy of Engineering Excellence and was named a Caltech Distinguished Alumni (one of 256 historical honorees).

Qualifications

Dr. Dugan was selected to serve on the Board for her leadership in innovation and technology development and her demonstrated track record of inspiring teams to reevaluate and reimagine technologies and processes. Dr. Dugan brings a depth of perspective on important issues such as cybersecurity, privacy, operating principles and governance matters. Dr. Dugan’s professional experience contributes to the overall perspective and dialogue among our Board.

William “Bing” Gordon

Director since: 2008 Age: 71

Bing Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded Electronic Arts Inc. (NASDAQ: EA) and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of directors of N3twork, a media sharing company; Airtime Media Inc., a messaging company, and Zume Inc., an environmentally-conscious food packaging company. Mr. Gordon is a special advisor to the board of directors of Amazon.com, Inc. (NASDAQ: AMZN) and was previously a member of its board from 2003 until January 2018. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at the University of Southern California School of Cinematic Arts.

Mr. Gordon earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University.

Qualifications

Mr. Gordon was selected to serve on the Board due to his extensive leadership and entrepreneurial experience as a senior executive of EA, a company he co-founded and through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, as well as his experience as a venture capitalist investing in and guiding technology companies. As a special consultant to Zynga, Mr. Gordon also possesses and contributes in-depth knowledge and understanding of our studio operations and game development efforts.

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Louis J. Lavigne, Jr.

Director since: 2015 Age: 72 Current Committees: Audit (Chair), Nominating and Corporate Governance Independent

Louis J. Lavigne, Jr. has been a Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management, since 2005 and Laman Partners,

LLC since 2019. Mr. Lavigne has served on the boards of directors of several public and private companies and institutions. Mr. Lavigne served in various executive capacities with Genentech, Inc. (NYSE: DNA), a biotech company, for over 20 years, including, Chief Financial Officer from 1988 to 2005, Executive Vice President from 1997 to 2005; Senior Vice President from 1994 to 1997; Vice President from 1986 to 1994; and Controller from 1983 to 1986. Mr. Lavigne was named the Best CFO in Biotech in 2005 in the Institutional Investor Survey, and in June 2006, he received the Bay Area CFO of the Year‐Hall of Fame Lifetime Achievement Award.

Mr. Lavigne since September 2009 has been a member of the board of directors and now the nominations committee of Accuray Incorporated (NASDAQ: ARAY), a radiation oncology company, and also previously served as its chairperson of the board of directors and chair of its compensation committee. He also serves as the lead director, chair of the audit committee, and member of the compensation committee of Alector, Inc. (NASDAQ:ALEC), a neurology‐ immunology company, where has been a director since October 2018 and as the lead director and chair of the audit committee of Rodan + Fields, LLC a private skincare company, where he has been a director since June 2015.

Within the last five years, Mr. Lavigne has also served as a member of the board, chair of the audit committee, and member of the compensation committee of DocuSign Inc.(NASDAQ:DOCU), an eSignature transaction management company, from July 2013 to May 2020; as a member of the board of directors and chair of the audit committee of Puppet, Inc., a private information cloud automation system management company, from December 2015 to July 2019; as a member of the board of directors of Assertio, Inc. (NASDAQ: DEPO), a specialty pharmaceutical company, from July 2013 to May 2019, where he was also chair of the compensation committee and previously the audit committee; and as a director and chair of the audit committee of NovoCure, Limited (NASDAQ:NVCR),a commercial stage oncology company, from 2013 to October 2018.

Mr. Lavigne was also a member of the board of directors, the audit committee, and the science and technology committee of Allergan, Inc. (NYSE: AGN), a technology‐driven, global health care company that provides specialty pharmaceutical products worldwide, from 2005 until its acquisition by Actavis plc in 2015; as a director and chair of the audit committee of SafeNet, Inc., a private information security company, from 2010 until its acquisition by Gemalto NV in 2015; and as a director of BMC Software, Inc. (NASDAQ: BMC), an enterprise systems software vendor, from 2004 to 2007 and from 2008 to 2013, when it was acquired by a private investor group.

From 2011 to 2019, Mr. Lavigne was a board member and member of the audit and finance committees of the UCSF Benioff Children’s Hospitals and the UCSF Children’s Hospitals Foundation where he also was the prior chair of the board.

Mr. Lavigne holds a B.S. in Finance from Babson College and an M.B.A. from Temple University.

Qualifications

Mr. Lavigne was selected to serve on the Board due to his extensive experience in business operations and management, strategy, finance, accounting and public company governance through his experience as a chief financial officer of a large, complex publicly-traded company and his extensive board leadership positions with a number of public company boards, audit committees and other organizations.

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Carol G. Mills

Director since: 2017 Age: 67 Current Committees: Audit, Compensation Independent

Carol G. Mills has been an independent consultant since February 2006. Ms. Mills is or has been a member of the board of directors of numerous public and private companies: Alaska Communications Systems Group, Inc. (NASDAQ: ALSK), a provider of broadband solutions, from 2013 to 2015; Ingram Micro Inc., an electronics company and information technology distributor, from 2014 to 2016; Adobe Systems Incorporated (NASDAQ: ADBE) from 1998 to 2011; Blue Coat Systems, Inc. from 2009 to 2012; RELX Group (NYSE: RELX) from 2016 to 2019, Tekelec, Inc. from 2007 to 2012; WhiteHat Systems from 2014 to 2017, and Xactly from 2010 to 2018. .

Prior to her board service, Ms. Mills spent more than 30 years in top level operating positions (CEO, EVP, and SVP) at Hewlett-Packard, Juniper Networks, and Acta Technology.

Ms. Mills holds a B.A. in Economics from Smith College and an M.B.A. from Harvard University.

Qualifications

Ms. Mills was selected to serve on our Board due to her significant managerial experience as an operating executive in technology industries, and her independence and substantial background in corporate governance, operations, and finance gained from serving on the boards of directors of several public companies.

Janice M. Roberts

Director since: 2017 Age: 65 Current Committees: Compensation (Chair) Independent Lead Independent Director

Janice M. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. She also serves on the public boards of Zebra Technologies, Inc. (NASDAQ: ZBRA) and Netgear Inc. (NASDAQ:NTGR). Other recent public boards include RealNetworks, Inc. (NASDAQ:RNWK) and ARM Holdings Plc until its acquisition by the SoftBank Group.

Ms. Roberts has served as a Partner at Benhamou Global Ventures since 2014, where she invests in early stage and “cross-border” companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures, and President of the Palm Computing Business Unit.

Ms. Roberts is Director of GBx Global.org, a curated network of British technology executives in Silicon Valley; supporting cross-border initiatives and emerging companies. She also serves on the advisory board of Illuminate Ventures and was a Board Director and President of the Ronald McDonald House at Stanford from 2011 to 2017.

Ms. Roberts holds a Bachelor of Commerce degree (honors) from the University of Birmingham in the U.K.

Qualifications

Ms. Roberts was selected to serve on the Board due to her extensive executive-level experience with technology companies, including companies focused on mobile and wireless communications technologies, as well as her independence and professional experience as an investor and director of public and private companies.

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Ellen F. Siminoff

Director since: 2012 Age: 53 Current Committees: Audit, Nominating and Corporate Governance (Chair) Independent

Ellen F. Siminoff is a long-tenured media and technology executive and board member. From 2007 to 2018, she was President and CEO of Shmoop University, an educational publishing company which has built millions of units of content, currently consumed by over 15 million users, and licenses its products to high schools, libraries, and school districts.

Ms. Siminoff also previously served as President and CEO of Efficient Frontier, a pioneer in the field of dynamic Search Engine Marketing (SEM) management services, having joined near the company’s founding and building it to manage over $1 billion in marketing spend. Efficient Frontier was sold to Adobe for $425 million. Prior to Efficient Frontier, Ms. Siminoff had six years as a founding executive at Yahoo!. During her tenure, she led Business Development (VP, Business Development and Planning) and Corporate Development (SVP, Corporate Development) and ran the Small Business and Entertainment Business units. Earlier in her career, she ran the online classifieds service for The Los Angeles Times and founded EastNet, a distributor of bartered television programming into Eastern Europe and Russia.

Among other boards and advisory relationships, Ms. Siminoff currently serves on the board of Discovery Education, a global leader in standards-aligned digital curriculum resources and professional learning for K-12 classrooms, on the board of BigCommerce (NASDAQ: BIGC), a leading SaaS ecommerce platform, and on the board of Verifone, Inc., a digital commerce and payments technology company. In 2005 she was one of eight industry professionals named "Masters of Information" by Forbes magazine. She is also currently a member of the Advisory Board of Stanford University’s Graduate School of Business. Other prior board experiences include SolarWinds Corporation (NYSE: SWI), CarParts.com, Inc. (NASDAQ: PRTS), Journal Communications, and Mozilla Corporation (the developers of Firefox browsers).

Ms. Siminoff graduated Stanford's Graduate School of Business with an M.B.A. and Princeton University with an A.B. in Economics.

Qualifications

Ms. Siminoff was selected to serve on the Board due to her breadth of professional experiences in emerging growth and technology companies, her backgrounds in marketing and advertising, her knowledge of consumer trends and expertise in corporate and business development, her governance experience as a director of several public companies, and her success in a variety of industries.

Noel B. Watson, Jr.

Director since: 2020 Age: 46 Current Committees: Audit Independent

Noel Watson has served as Chief Financial Officer of LegalZoom.com, Inc., an online legal technology company, since November 2020. Previously, Mr. Watson served as the Chief Financial Officer of TrueCar, Inc. (NASDAQ: TRUE), a leading automotive digital marketplace, from June 2019 to November 2020, and as Chief Accounting Officer of TripAdvisor Inc. (NASDAQ: TRIP), an online travel company, from February 2016 to June 2019, and from February 2013 to February 2016, he served as TripAdvisor's Vice President of Accounting and Controller. Mr. Watson has also held various other accounting roles for TripAdvisor and Expedia, Inc. (NASDAQ: EXPE), a travel booking website.

Mr. Watson began his career at Arthur Andersen LLP and holds a bachelor’s degree in accounting from Bryant University.

Qualifications

Mr. Watson was selected to serve on the Board due to his extensive expertise in finance, audit, accounting and fundraising matters, and his experience with technology and growth companies.

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Board of Directors

Role of the Board

The Board is elected by Zynga’s stockholders to oversee their interests in the long-term health and overall success of Zynga’s business and financial strength. The Board serves as the ultimate decision-making body of Zynga, except for those matters reserved to, or shared with, the stockholders. The Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. The Board selects and oversees the members of senior management, who are charged by the Board with conducting Zynga’s business and affairs.

Board Composition

The Board is currently comprised of nine (9) members. The current members of the Board are Mr. Pincus, Mr. Gibeau, Dr. Dugan, Mr. Gordon, Mr. Lavigne, Ms. Mills, Ms. Roberts, Ms. Siminoff and Mr. Watson. Each of our directors other than Mr. Watson was elected to be a director for a one-year term at our 2020 annual meeting of stockholders held on May 19, 2020. Mr. Watson was appointed by the Board on July 14, 2020 to be a director for the term between July 14, 2020 and the Annual Meeting.

Two-thirds of our Board consist of independent members, and over half of our Board are women or underrepresented minorities. There are no family relationships among any of the directors or executive officers of Zynga. There are no family relationships among any of the directors or executive officers of Zynga.

For information regarding the members of the Board, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1—Election of Directors—Nominees.”

Board Leadership Structure

As part of its annual evaluation process described below, the Board reviews its leadership structure to ensure that it is designed to provide robust oversight and independent leadership and promote overall Board effectiveness. Our current Board leadership structure consists of:

Non-Executive Chairman	Lead Independent Director	Chief Executive Officer
Mark Pincus	Janice M. Roberts	Frank Gibeau

Non-Executive Chairman. We believe that Mr. Pincus’ extensive insights into Zynga, as its founder and former Chief Executive Officer, uniquely qualify him to lead our Board as its non-executive chairman.

Lead Independent Director. Ms. Roberts currently serves as our lead independent director. Ms. Roberts was appointed to this position by our Board upon the recommendation of the Nominating and Corporate Governance Committee, which is constituted by independent members of the Board. We believe that the lead independent director helps to ensure sufficient independence in its leadership and provides effective independent functioning of the Board in its oversight and governance responsibilities. The lead independent director performs such functions and duties provided in our Corporate Governance Guidelines, which are periodically reviewed and updated by the Board and the Nominating and Corporate Governance Committee, and as otherwise may be requested by the Board, including coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues, calling and chairing formal closed sessions of the independent directors, and leading Board meetings in the absence of the chairman of the Board.

Chief Executive Officer. We believe that it is important to have our chief executive officer serve on the Board due to the depth of his perspective into our operations, capabilities, and culture, and his ability to provide key insight and advice in the Board’s consideration and oversight of corporate strategy and management development.

Committee Chairs. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is led by an independent chair. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate.

Audit Committee Chair	Compensation Committee Chair	Nominating and Corporate Governance Committee Chair
Louis J. Lavigne, Jr.	Janice M. Roberts	Ellen F. Siminoff
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Director Independence

As required by the listing requirements and rules of the Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. The Board annually reviews all relevant business relationships that any director or director nominee may have with Zynga, its affiliates, and other companies. The Board also considers significant non-business relationships disclosed to Zynga. As a result of its annual review and based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family and other relationships, the Board has affirmatively determined in 2021 that six (6) of our nine (9) nominees do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable the rules of the SEC and the listing standards of Nasdaq and any other applicable laws or regulations. The six independent directors are Dr. Dugan, Mr. Lavigne, Ms. Mills, Ms. Roberts, Ms. Siminoff and Mr. Watson.

In making these determinations, the Board considered the current and prior relationships that each non-employee director and director nominee, or any of his or her family members, has with Zynga, our senior management and our independent auditors, and all other facts and circumstances deemed relevant in determining their independence, including the following:

•	Dr. Dugan’s prior roles with Google and Facebook, important commercial partners of Zynga.
•	Mr. Gordon’s role as an independent consultant to Zynga and roles with Amazon, an important commercial partner of Zynga, and Niantic, Inc., a mobile-gaming company.
•	The previous co-ownership by Ms. Siminoff, her spouse and Mr. Pincus of a small private airplane, which was not used for Zynga travel and was sold in 2015.
•	Any other relationships described under the heading “Transactions with Related Persons—Related Persons Transactions During the Year.”

Consideration of Director Nominees

Director Selection Process and Qualifications

Candidates for director positions are reviewed in the context of the current composition of the Board, our strategic and operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers a candidate’s experience, skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and Zynga to maintain a balance of knowledge, experience, and capability. While our Corporate Governance Guidelines do not prescribe specific diversity standards, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics, experience, and skills of current and prospective directors to ensure that a broad range of perspectives are represented on the Board. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Zynga during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee also determines whether the nominee can be considered independent by the Board for purposes of meeting the Nasdaq listing standards.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, stockholders, or other persons. The Nominating and Corporate Governance Committee also has the authority to engage third-party search firms to identify and provide information on potential candidates.

The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

A candidate for director should, among other characteristics, have broad experience and demonstrated excellence in his or her field. In addition, a candidate for director should (i) possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing long-term stockholder value, (ii) have sufficient time to devote to the affairs of Zynga and to carry out his or her duties, and (iii) have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Service on other boards of public companies should be limited to a number that permits each director, given his or her individual circumstances, to perform responsibly all director duties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for the Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Submissions should be sent in accordance with the instructions for stockholder communications with the Board under the “Stockholder Communications with the Board or Committees” subsection of this proxy statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee will aggregate the recommendations and consider them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.

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Majority Voting in Director Elections

In February 2019, we adopted a majority voting policy. Pursuant to this policy, a nominee in an uncontested election of directors must receive a majority of votes cast (that is, more “For” than “Against” votes) in order to be elected to the Board. If an incumbent director fails to receive the required vote for election in an uncontested election, then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the procedures set forth in our Corporate Governance Guidelines. These procedures are summarized below.

In connection with an offered resignation, the Board, through its Qualified Independent Directors (as defined below), will evaluate the best interests of Zynga and our stockholders and will decide the appropriate action to be taken with respect to such offered resignation. Such action may include, without limitation: (1) accepting the resignation; (2) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (3) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the votes against the director; (4) rejecting the resignation but resolving that the director will not be nominated in the future for election; or (5) rejecting the resignation. Prior to making a decision, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.

“Qualified Independent Directors” means all directors who are (1) independent directors (as defined in accordance with the Nasdaq listing standards); and (2) not required to offer their resignation in connection with a particular director election. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations, then “Qualified Independent Directors” means all of the independent directors, with each independent director who is required to offer his or her resignation recusing himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

In reaching their decision, the Qualified Independent Directors will consider all factors that they deem to be relevant, including but not limited to: (1) any stated reasons why stockholders voted against such director; (2) the extent to which the against votes exceed the votes for the election of the director and whether the against votes represent a majority of Zynga’s outstanding shares of common stock; (3) any alternatives for curing the underlying cause of the against votes; (4) the director’s tenure; (5) the director’s qualifications; (6) the director’s past and expected future contributions to Zynga and the Board; (7) the overall composition of the Board, including whether accepting the resignation would cause Zynga to fail, or potentially to fail, to comply with any applicable law, the Nasdaq listing standards or the rules and regulations of the SEC; and (8) whether such director’s continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving Zynga.

Following the Board’s determination, Zynga will, within four business days, disclose publicly the Board’s decision as to whether to accept the resignation offer. The disclosure must also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.

Except as permitted by our Corporate Governance Guidelines, a director who is required to offer his or her resignation must not be present during the deliberations or voting as to whether to accept his or her resignation or a resignation offered by any other director.

All nominees in an uncontested election of directors will, by virtue of their being nominated, be deemed to have agreed to abide by our majority voting policy and must offer to resign and resign if requested to do so in accordance with our Corporate Governance Guidelines. From time to time, the Board may elect to have directors and proposed nominees for election as director provide appropriate written confirmation of their understanding and compliance with our majority voting policy.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board, as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Zynga.

The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In furtherance of helping monitor our compliance with legal and regulatory requirements, the Audit Committee has appointed the Company’s Compliance Officers and receives regular reports from the Company’s Chief Legal Officer and Compliance Officers regarding areas of significant interest and the operation of the Company’s Compliance functions.  In addition, the Audit Committee also oversees data privacy, data security and cybersecurity risk management, our business continuity plans and procedures, and the performance of our internal audit function. Our Audit Committee receives updates regarding our data privacy, data security and cybersecurity risk management from the Company’s management and senior leadership teams at each regular, quarterly Audit Committee meeting, and receives additional updates through special meetings and direct communications as circumstances may warrant. In discharging their responsibilities, our Audit Committee regularly reviews related Company policies, on at least an annual basis, and receives updates from the Company’s management, Compliance Officers, and other members of the Company’s senior leadership regarding our employee training and education programs on topics including applicable legal and regulatory compliance (e.g., anti-bribery and money laundering, and foreign sanctions compliance), our Code of Business Conduct and Ethics, and information and cyber-security best practices and risk management.

The Compensation Committee oversees and monitors our people operations (‘PeopleOps’ or human capital management) policies and practices and helps establish our compensation philosophies, including through oversight of our executive officer succession planning and leadership development initiatives, our efforts to promote diversity, equity and inclusion in our global workforce, the effective and efficient expenditure of our corporate resources, alignment of our investments in personnel with the interests of our stockholders, and assessing and monitoring whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct; evaluates our governance practices and policies in comparison to best practices in our industry; provides insights into necessary and strategic expertise, skills and perspectives anticipated to be required by members of our board of directors; makes recommendations relating to the composition of our board of directors and committees; oversees our director education initiatives; and oversees the evaluation of the effectiveness of our board of directors and committees.

Zynga	2021 Proxy Statement	18

Annual Meeting of Stockholders Attendance

It is our policy to strongly encourage directors and nominees for director to attend the annual meeting of stockholders. 6 of the eight directors elected to the Board at the 2020 annual meeting of stockholders were in attendance at that meeting.

Meetings of the Board

The Board met 14 times during 2020. All directors attended more than 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2020.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter, which can be found on the corporate governance section of our investor relations website at https://investor.zynga.com/corporate-governance.

The following table provides membership for the 2020-2021 directorship terms for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee:

Name	Audit	Compensation	Nominating and Corporate Governance
Mark Pincus
Frank Gibeau
Dr. Regina E. Dugan		Member	Member
William “Bing” Gordon
Louis J. Lavigne, Jr.	Chair		Member
Carol G. Mills	Member	Member
Janice M. Roberts		Chair
Ellen F. Siminoff	Member		Chair
Noel B. Watson, Jr.	Member

Audit Committee
Met 5 times in 2020 Current Committee Members Louis J. Lavigne, Jr. (Chair) Carol G. Mills Ellen F. Siminoff Noel B. Watson, Jr.

The Audit Committee engages and evaluates Zynga’s independent registered public accounting firm and discusses with our independent registered public accounting firm the scope of their examinations, including areas where either the committee or the independent accountants believe special emphasis should be directed. The committee assesses the independence of Zynga’s independent registered public accounting firm and monitors the rotation of the partners assigned to Zynga’s audit engagement team. The committee oversees and reviews Zynga’s financial and accounting controls and processes, oversees and evaluates the scope of the annual audit, reviews audit results, and consults with management and Zynga’s independent registered public accounting firm prior to the presentation of financial statements to stockholders. The committee also oversees data privacy, data security and cybersecurity risk management, our business continuity plans and procedures and the performance of our internal audit function. Additionally, the committee, as appropriate, initiates inquiries into aspects of Zynga’s internal accounting controls and financial affairs; and considers and approves or disapproves any related party transactions.

The Board has determined that (i) all members of the Audit Committee are independent within the meaning of the rules of the SEC and the listing standards of Nasdaq and meet Nasdaq’s financial knowledge and sophistication requirements and (ii) that each of Mr. Lavigne, Ms. Mills and Mr. Watson is an “audit committee financial expert” within the meaning of the SEC regulations.

The report of the Audit Committee is on page 47. For more information about the responsibilities of our Audit Committee, please see “Role of the Board in Risk Oversight” above.

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Compensation Committee
Met 8 times in 2020 Current Committee Members Janice M. Roberts (Chair) Carol G. Mills Dr. Regina E. Dugan

The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and non-employee directors of Zynga; oversees, evaluates, adopts, and administers incentive and equity compensation plans and similar programs and modifies or terminates such plans and programs; provides recommendations to the Board on compensation-related proposals, including those to be considered at Zynga’s annual meeting; reviews our practices and policies regarding employee compensation and benefits, monitors policies as they relate to risk management and risk-taking incentives to determine whether such policies and practices are reasonably likely to have a material adverse effect on Zynga; reviews Zynga’s succession plans with respect to executive officer positions and recommends appropriate individuals to succeed to those positions; and oversees our efforts to promote diversity and inclusion in our global workforce.

The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

No member of the Compensation Committee has been an employee of Zynga at any time. None of our executive officers currently serves, or has served during 2020, as a member of the board of directors or compensation committee of any entity at which one or more of our directors serves as an executive officer.

The specific determinations of the Compensation Committee with respect to executive compensation for 2020 are described in greater detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

The Report of the Compensation Committee is on page 38. For more information about the responsibilities of our Compensation Committee, please see “Role of the Board in Risk Oversight” above.

Nominating and Corporate Governance Committee
Met 5 times in 2020 Current Committee Members Ellen F. Siminoff (Chair) Dr. Regina E. Dugan Louis J. Lavigne, Jr.

The Nominating and Corporate Governance Committee oversees our corporate governance functions; periodically reviews and evaluates our director performance; recommends to the Board and management areas for improvement; identifies, interviews, evaluates, nominates, and recommends individuals for membership on the Board and its committees; and reviews and recommends to the Board any amendments to our corporate governance policies.

The Board has determined that that all members of the Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards.

For more information about the responsibilities of our Nominating and Corporate Governance Committee, please see “Role of the Board in Risk Oversight” above.

Non-Employee Director Compensation

Historically, as compensation for their services, each of our non-employee directors has been paid cash and granted time-based restricted stock units of Zynga (“RSUs”) under our equity incentive plans, all of which vests and is paid on a quarterly basis throughout the one-year term. The Compensation Committee amended and restated our Non-Employee Director Compensation Policy most recently in 2019.

Retainer	Total ($) (1)
Annual Retainer	$250,000
Chair of the Audit Committee Retainer	$50,000
Chair of the Compensation Committee Retainer	$35,000
Chair of the Nominating and Corporate Governance Committee Retainer	$15,000
Lead Independent Director	$50,000
Non-Executive Chairperson of the Board	$100,000
Non-Chair Member of the Audit Committee	$20,000
Non-Chair Member of the Compensation Committee	$15,000
Non-Chair Member of the Nominating and Corporate Governance Committee	$5,000

(1)The Annual Retainer for each director is payable 20% in cash and 80% in RSUs, and each additional retainer is payable 100% in cash.

No non-employee director forwent or deferred any portion of his or her Board compensation in 2020.

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The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Dr. Regina E. Dugan	$67,500	(2)	$199,995	(3)	$—		$267,495
William “Bing” Gordon	$50,000	(4)	$199,995	(3)	$531,276	(5)	$781,271
Louis J. Lavigne, Jr.	$135,000	(6)	$199,995	(3)	$—		$334,995
Carol G. Mills	$85,000	(7)	$199,995	(3)	$—		$284,995
Mark Pincus	$150,000	(8)	$199,995	(3)	$—		$349,995
Janice M. Roberts	$112,500	(9)	$199,995	(3)	$—		$312,495
Ellen F. Siminoff	$80,000	(10)	$199,995	(3)	$—		$279,995
Noel B. Watson, Jr.	$29,167	(11)	$183,320	(12)	$—		$212,487

(1)

Represents the grant date fair value of RSUs issued to the director, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2020 Annual Report. These amounts do not reflect whether the director has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs or the sale of the shares underlying the granted RSUs.

(2)

Represents the cash portion of the annual Board retainer, the chair of the Nominating and Corporate Governance Committee retainer (for the period of January 1 – May 19, 2020) and the non-chair member of the Compensation Committee retainer (for the period of May 19 – December 31, 2020).

(3)	Represents the RSU portion of the annual Board retainer granted May 19, 2020.
(4)	Represents the cash portion of the annual Board retainer.
(5)

The entirety of this amount consists of compensation pursuant to the consulting services agreement by and between Zynga and Mr. Gordon effective as of May 11, 2018. Pursuant to that agreement, Mr. Gordon is paid $500,000 per year, of which Mr. Gordon received $100,000 in cash and $400,000 in RSUs. $431,276 is the grant date fair value of RSUs issued to Mr. Gordon in connection therewith, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions, based on the average closing share price of our Class A common stock during the 30 trading days prior to the date of grant. For a discussion of the valuation of this award, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2020 Annual Report. These amounts do not reflect whether Mr. Gordon has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs or the sale of the shares underlying the granted RSUs. $100,000 in cash was paid to Mr. Gordon in 2020 pursuant to the consulting services agreement. For more information, see “Compensation of William “Bing” Gordon” below.

(6)

Represents the cash portion of the annual Board retainer, the chair of the Audit Committee retainer, the Lead Independent Director Retainer (for the period of January 1 – May 19, 2020), the non-chair member of the Compensation Committee retainer (for the period of January 1 – May 19, 2020), and the non-chair member of the Nominating and Corporate Governance Committee retainer (for the period of May 19 – December 31, 2020).

(7)	Represents the cash portion of the annual Board retainer, the non-chair member of the Audit Committee retainer and the non-chair member of the Compensation Committee retainer.
(8)	Represents the cash portion of the annual Board retainer and the non-executive chairperson of the Board retainer.
(9)

Represents the cash portion of the annual Board retainer, the chair of the Compensation Committee retainer, the Lead Independent Director Retainer (for the period of May 19 – December 31, 2020) and the non-chair member of the Nominating and Corporate Governance Committee retainer (for the period of January 1 – May 19, 2020).

(10)

Represents the cash portion of the annual Board retainer, the non-chair member of the Audit Committee retainer, the non-chair member of the Nominating and Corporate Governance Committee retainer (for the period of January 1 – May 19, 2020) and the chair of the Nominating and Corporate Governance Committee retainer (for the period of May 19 – December 31, 2020).

(11)	Represents the cash portion of the annual Board retainer and the non-chair member of the Audit Committee retainer (each, for the period of July 14 – December 31, 2020).
(12)	Represents the RSU portion of the initial Board retainer granted July 14, 2020.

Compensation of William “Bing” Gordon

As a member of our Board since July 2008, Mr. Gordon has served the interests of Zynga’s shareholders for nearly 12 years, while gaining deep operational knowledge of our company and helping develop our studio leadership teams.  Mr. Gordon has been a partner with Kleiner Perkins Caufield & Byers, a leading venture capital firm (KPCB), since June 2008, and serves as their Chief Product Officer and leader of the firm’s sFund, the investment initiative to fund and build applications and services that deliver on the promise of the social web.  Mr. Gordon brings a unique perspective of finance and operational experience from his roles at KPCB and executive leadership and creative experience as the co-founder and former Chief Creative Officer of Electronic Arts, Inc. (EA), in addition to advisory positions with Amazon.com, Inc. and other companies. At EA, Mr. Gordon helped create their studio organization, and contributed to the design and marketing of many EA franchises. Mr. Gordon’s contributions to the game industry have been recognized by the Academy of Interactive Arts & Sciences who awarded him with a Lifetime Achievement Award in 2011, and The University of Southern California’s School of Cinematic Arts where he received the game industry's first endowed chair in game design. Mr. Gordon is particularly skilled in combining insights from new technologies and consumer trends with his knowledge and experience of gaming and electronic entertainment.

Throughout his tenure on our Board, Mr. Gordon has shared his product insights and knowledge, including as the former chairman of our Board’s Product Committee from June 2014 through December 2017.  In early 2018, our management team saw the opportunity to engage Mr. Gordon in an operational capacity by advising the leadership of our global studios on new game development and live operations.  Mr. Gibeau presented our board of directors with a proposal to engage Mr. Gordon on a consulting basis.  The proposal was reviewed by our Audit Committee and Compensation Committee, each comprised solely of independent members of our board of directors, with input from the Compensation Committee’s independent compensation consultant regarding the level and form of compensation proposed to be paid to Mr. Gordon.  Following discussions, the consulting agreement with Mr. Gordon was pre-approved by our Audit Committee pursuant to our Related Person Transaction Policy and approved our Compensation Committee. In accordance with the terms of his consulting agreement, Mr. Gordon reports to our CEO, Mr. Gibeau, and receives $500,000 per year (currently, 80% of the consideration is payable in shares of Zynga’s Class A common stock and 20% in cash).

Mr. Gordon continues to provide guidance and advice to our global studios, including by providing talent coaching to our studio leadership teams, partnering directly with our game design teams, and providing detailed suggestions for improving the design of games and features under development. Due primarily to his consulting agreement, Mr. Gordon continues his role as a non-independent member of our Board.  Our management and independent Audit and Compensation committee members continue to oversee Mr. Gordon’s consulting relationship and believe that this consulting arrangement remains in the best interests of Zynga and its stockholders.

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Corporate Governance

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)), agents, and representatives, including directors and consultants. The full text of our Code of Business Conduct and Ethics is posted on the corporate governance section of our investor relations website at https://investor.zynga.com/corporate-governance. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any individual subject to our Code of Business Conduct and Ethics on our investor relations website.

Corporate Governance Guidelines

We have documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board and the Nominating and Corporate Governance Committee will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, function of the lead independent director, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each standing committee of the Board, may be viewed on the corporate governance section of our investor relations website at https://investor.zynga.com/corporate-governance.

Majority Voting in Director Elections

For a summary of our majority voting policy in director elections, see the section of this proxy statement captioned “Proposal 1—Election of Directors—Majority Voting in Director Elections.”

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the non-employee directors and executive officers to promote a long-term perspective in managing the enterprise and to help align the long-term interests of Zynga’s stockholders and its senior executives and non-employee directors.

Role	Required Stock Ownership(1)
Non-Employee Directors	Three times the annual Board cash and RSU retainer
Chief Executive Officer	Six times base salary
Executive Officers (other than the Chief Executive Officer)	Three times base salary

(1)	Calculated based on the average closing price of our Class A common stock for the prior year.

Under our stock ownership guidelines, each non-employee director and each executive officer is required to comply with our stock ownership guidelines within the later of January 1, 2021 or five years from his or her promotion or hiring as an executive officer or election to the Board. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in our stock ownership guidelines may result in a reduction in future long term incentive grants or the requirement to retain all stock obtained through the vesting or exercise of equity grants. Mr. Pincus, Mr. Gordon, Ms. Siminoff, Dr. Dugan and Mr. Lavigne were the only non-employee directors or executive officers required to comply with our stock ownership guidelines by January 1, 2021 based on the dates that each of them was elected to the Board. Each of Mr. Pincus, Mr. Gordon, Ms. Siminoff, Dr. Dugan and Mr. Lavigne are compliant with our stock ownership guidelines, and no other non-employee director or executive officer has failed to show sustained progress toward meeting the ownership requirements. A copy of our stock ownership guidelines is available on our investor relations website at https://investor.zynga.com/corporate-governance.

Hedging, Short Sale, and Pledging Policies

We have adopted an insider trading policy, which prohibits our employees and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our employees and directors are also restricted from engaging in short sales or any derivative financial transactions related to our common stock, including participating in exchange or ‘swap’ funds or engaging in other inherently speculative transactions with respect to our common stock.

We also have adopted additional restrictions on pledging of our common stock. This pledging policy prohibits directors and officers from pledging our common stock as collateral for a loan or to purchase our common stock on margin.

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Stockholder Communications with the Board or Committees

We invite stockholders to contact the Board about corporate governance or matters related to the Board. The Nominating and Corporate Governance Committee has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, the independent directors as a group, any Board committee, or any chair of any such committee by mail. To communicate with the Board or any member, group, or committee thereof, correspondence should be addressed to the Board or such member, group, or committee thereof by name or title. All such correspondence should be sent in writing to the following address:

Office of Corporate Secretary
c/o Legal Department
Zynga Inc.
699 8th Street
San Francisco, CA 94103

Communications about corporate governance or matters related to the Board will be received and processed by the Office of the Corporate Secretary before being forwarded to the Board, a committee of the Board, or a director as designated in your message. Communications relating to other topics, including those that are primarily commercial in nature, will not be forwarded.

All proposals of stockholders submitted pursuant to Rule 14a-8 of the Exchange Act that are intended to be presented by such stockholder at the 2022 annual meeting of stockholders and included in the Zynga’s proxy materials for the 2022 annual meeting must comply with the requirements of Rule 14a-8 under the Exchange Act and received by us no later than December 7, 2021.

All proposals of stockholders submitted pursuant to our bylaws that are intended to be presented by such stockholder at the 2022 annual meeting of stockholders, including director nominations, must be in writing and received by us no earlier than the close of business on January 17, 2022 and no later than February 16, 2022 and otherwise comply with the requirements stated in our bylaws. Stockholders are advised to review our bylaws, which contain the requirements with respect to advance notice of stockholder proposals and director nominations.

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Proposal 2 — Advisory Vote to Approve Compensation for Named Executive Officers

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF
THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking the stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (who are named under the heading “Executive Compensation—Compensation Discussion and Analysis—Named Executive Officers”).

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement.

We urge our stockholders to review information under the heading “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement for more information. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis section of this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to Zynga’s recent and long-term success.

The Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting an advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Zynga’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or Zynga. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Executive Officers

The executive management team was hired in 2016 and 2017 and has developed and executed our business strategy with a strong vision for the future. Under Mr. Gibeau’s leadership, the team successfully focused Zynga’s operating model, operationalized an innovative ‘bold beat’ strategy across our live services, developed an exciting new game pipeline, and invested in new markets and platforms to introduce Zynga titles. In addition, the team has been effective in expanding the talent base across Zynga’s world-class studios. This has meaningfully improved Zynga’s financial performance and increased stockholder value. From the date of Mr. Gibeau’s hire in 2016 through the end of 2020, Zynga’s total shareholder return was 357%. The Compensation Committee and Board believe the management team has been critical to Zynga’s execution to date and believes their key leadership, capabilities and experience in the games industry positions the company well for future growth.

The following is a list of our executive officers and their respective ages, positions, and brief biographies as of the date of this proxy statement.

Frank Gibeau	Chief Executive Officer

Hired March 2016 Age: 52

Frank Gibeau has served as our Chief Executive Officer since March 2016. Mr. Gibeau’s biography is set forth on page 11 under the heading “Proposal 1—Election of Directors—Nominees.” Mr. Gibeau is our principal executive officer.

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James Gerard Griffin	Chief Financial Officer

Hired September 2016 Age: 53

James Gerard Griffin is Zynga’s Chief Financial Officer, overseeing the company’s accounting, finance and investor relations operations. Mr. Griffin brings with him 25 years of business experience, and has deep expertise in financial and operational management within the gaming, media and technology sectors.

Under Mr. Griffin’s financial leadership, over the last year Zynga has sharpened its operating model, improved its efficiency and delivered a marked improvement year-over-year in profitability, cash flow, revenue and bookings.

Before joining Zynga, Mr. Griffin spent more than 10 years at Electronic Arts Inc. (NASDAQ: EA). Most recently, he served as Senior Vice President of Finance where he was the finance leader for EA’s Studios, Marketing and Publishing organizations. Before that, he spent more than six years in Geneva, Switzerland as Vice President and Chief Financial Officer for EA International. In that role, Mr. Griffin oversaw EA’s international finance functions and served as the lead finance partner to EA’s Chief Operating Officer and Global Publishing organization. At EA, Mr. Griffin was a key member of the company’s operating management team responsible for the development and expansion of EA’s games across all platforms including mobile, console and PC.

Prior to EA, Gerard held a number of senior finance roles domestically and internationally at technology and media companies, including NBC and Primedia, as well as in public accounting with KPMG in Dublin and New York.

Mr. Griffin holds a Bachelor of Commerce degree from University College Galway and a postgraduate diploma in Professional Accounting from University College Dublin. Additionally, he is a fellow in the Institute of Chartered Accountants of Ireland.

Matthew S. Bromberg	Chief Operating Officer

Hired August 2016 Age: 54

Matt Bromberg is Zynga’s Chief Operating Officer. As COO, he is responsible for the company’s game studios globally. In his role, he also oversees technology, game design, data science and analytics, and studio operations.

Prior to joining Zynga, Mr. Bromberg was Senior Vice President of Strategy and Operations for Mobile gaming at Electronic Arts Inc. (NASDAQ: EA), where he held global operating responsibility for the mobile gaming business. While at EA, he led teams on four continents with hit games across all major genres, including Plants v. Zombies, The Simpsons: Tapped Out, Real Racing, Need for Speed, the Sims, and Star Wars. He began his career at EA as General Manager of Bioware Austin, where he led the successful turnaround of Star Wars: The Old Republic. Later, Mr. Bromberg became Group General Manager for all Bioware studios worldwide, launching the 2014 Game of the Year, Dragon Age: Inquisition.

Earlier in his career Mr. Bromberg pioneered the E-sports revolution as the president and CEO of Major League Gaming, leading a start-up team that built the largest consumer video game events in the North America; the largest web platform for competitive video gamers in the world; and live online broadcasts whose ratings exceeded those of major cable television. Mr. Bromberg also held a number of senior-level roles at AOL, including SVP and GM of MovieFone, GM of Consumer Products, and GM of online gaming.

Mr. Bromberg is a member of the board of directors of Bumble Inc. (NASDAQ: BMBL), where he is a member of the audit and risk committee. Mr. Bromberg previously served as a director of Fitbit (acquired by Google), where he was a member of the Compensation and Nominating and Governance Committees.

Mr. Bromberg holds a B.A. in English from Cornell University and a J.D. from Harvard Law School.

Bernard Kim	President of Publishing

Hired June 2016 Age: 44

Bernard Kim is Zynga’s President of Publishing. He is a mobile gaming and interactive entertainment veteran with more than 15 years of experience. As Zynga’s President of Publishing, Mr. Kim oversees how the company brings its games and services to players. He is responsible for Zynga’s global marketing, user acquisition, ad monetization, revenue, communications, consumer insights, data science, product management, business development, and partnerships. He manages teams in six countries and across the U.S. In 2020, Mr. Kim was named a Mobile Legend at the Mobile Game Awards in London.

Mr. Kim also manages Zynga’s efforts around mergers and acquisitions. He led Zynga’s groundbreaking acquisitions of Peak, Gram Games, Rollic, and Small Giant Games. Mr. Kim serves as Zynga’s point person for the mobile and entertainment industries. In August 2019, he accepted PocketGamer’s #1 Top Developer award on behalf of Zynga.

Prior to joining Zynga, Mr. Kim spent nearly 10 years at Electronic Arts Inc. (NASDAQ: EA), as the company’s Senior Vice President of Mobile Publishing. In that role, he oversaw EA’s mobile distribution, strategy, product management, analytics, network engagement, marketing, revenue demand planning, business development, third-party publishing, and mergers & acquisitions. During his tenure at EA, Mr. Kim also led EA’s games division in Asia and helped bring EA franchises to billions of players.

Before joining EA, Mr. Kim served as Director of Sales and Channel Strategy at The Walt Disney Company (NYSE: DIS), where he led sales and retail for Disney Mobile.

Mr. Kim holds Bachelor of Arts degrees in both Economics and Communications from Boston College.

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Phuong Y. Phillips	Chief Legal Officer and Secretary

Hired September 2017 Age: 44

Phuong Y. Phillips is Zynga’s Chief Legal Officer, overseeing all legal affairs and government relations for the company. Prior to joining Zynga, Ms. Phillips served as Associate General Counsel for Tesla, Inc. (NASDAQ: TSLA) and was the lead M&A attorney. Before that, Ms. Phillips spent more than six years at SolarCity as its Vice President, Deputy General Counsel and Head of Corporate and Securities.

Before joining SolarCity, Ms. Phillips spent more than seven years as a Corporate Attorney at Wilson Sonsini Goodrich & Rosati, where she represented a wide range of technology and emerging growth companies on corporate governance, public reporting, securities laws, venture and private equity financing, M&A and IPOs.

Ms. Phillips was honored by the Silicon Valley Business Journal with a Women of Influence Award (2015) and the Recorder with a Women Leaders in Tech Law Award (2018). Most recently, Ms. Phillips was honored with a Bay Area Corporate Counsel – Diversity Award (2019), the In-House Counsel Diversity Award by the California Minority Counsel Program (2019), and the Trailblazer Award from the Vietnamese American Bar Association of Northern California (2019), as well as named one of the Top 100 Legal Influencers by The Business Journal (2019). In 2014, she received the Clean Energy Education & Empowerment (C3E) Initiative Law & Finance Award from the Department of Energy and MIT, recognizing her nationally as a top lawyer advancing innovative clean energy financing solutions.

Ms. Phillips serves as the Executive Chair of Women at Zynga, an employee-led resource group offering a variety of programming for women in gaming, as well as on the Board of the California Minority Counsel Program, The Law Foundation of Silicon Valley, Project Glimmer and Director of Operations for the Straubel Foundation.

Ms. Phillips holds a bachelor’s degree in Communication Studies with a specialization in Business Administration from the University of California, Los Angeles and a J.D. from UCLA School of Law.

Jeff Ryan	Chief People Officer

Hired November 2017 Age: 53

Jeff Ryan is Zynga’s Chief People Officer, responsible for global Human Resources and Workplace Services (Facilities and Real Estate) for the company. Mr. Ryan brings to Zynga more than 25 years of global HR experience, including over 15 years in the digital media and gaming industries.

Prior to joining Zynga, Mr. Ryan served as Senior Vice President of People at GoPro Inc. (NASDAQ: GPRO), where he was responsible for global HR, facilities and real estate at the action camera and content company. Before joining GoPro, Mr. Ryan spent three years at CBS Corporation (NYSE: CBS), as Senior Vice President of HR for the company’s Digital Media Business. In that role, Mr. Ryan oversaw HR and recruiting for CBS Interactive, one of the largest publishers of premium content on the internet.

Mr. Ryan also spent nearly 7 years at Electronic Arts Inc. (NASDAQ: EA), where he served as Head of HR for EA Canada, Vice President of HR for EA Sports, and Vice President of HR for EA’s largest business unit, Publishing and Interactive. Earlier in his career Mr. Ryan held leadership positions at multinationals Shell Oil Products, an energy company, and Nestle, the world’s largest food and beverage company, and also spent 7 years living and working in Japan and Singapore.

Additionally, Mr. Ryan also serves on the board of directors for Lake Pharma. Lake Pharma is the leading biologics service provider specializing in antibody and protein engineering, cell line development, protein production, and analysis.

Mr. Ryan holds a bachelor’s degree in Sociology from University of California, Los Angeles and an M.B.A. from The Anderson School of Management at UCLA.

Zynga	2021 Proxy Statement	26

Executive Compensation

This section sets forth information with regard to compensation for services rendered by our named executive officers for 2020. The compensation provided to our named executive officers for 2020 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the compensation paid to our named executive officers in 2020 and is organized into six sections:

•	Executive Summary
•	Named Executive Officers (NEOs)
•	Executive Compensation Philosophy, Objectives, and Design
•	Compensation Setting Process
•	Executive Compensation Program
•	Other Compensation Information

Executive Summary

Company Background and Strategy.  Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than 1 billion people have played Zynga’s games, including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Merge Magic!™, Toon Blast™, Toy Blast™, Words With Friends™ and Zynga Poker™. Zynga is a pioneer and innovator of social games and a leader in making “play” a core activity on mobile devices and social networking sites.

Our people, content, brand, technology, and infrastructure are the driving force behind our leadership position in social games. We continue to make significant investments in our talented teams across all geographies and levels.  Our proven and scalable live services platform is composed of best-in-class product management, data science, user acquisition, advertising and platforms relationships, which help differentiate Zynga in the industry. Mobile is the largest and fastest growing games platform and is constantly evolving with new devices, technologies and distribution that will expand the overall accessibility of games. As a leading mobile-first, free-to-play, live services company, we believe we are well positioned to capitalize on this opportunity through our highly diversified games portfolio and proven live services capabilities.

Over the past few years, our strong performance highlights our ability to scale Zynga through our multi-year growth strategy of:

Growing Live Services	Creating New Forever Franchises	Investing in New Platforms, Markets & Technologies	Acquisitions of Teams, Technologies and Franchises
Drive strong, recurring growth from our live services through a steady cadence of innovative bold beats.	Develop and launch new forever franchises that add to our live services portfolio. Maintain a rigorous approach to engineering hits.	Grow our international revenue and bookings while also innovating and experimenting with new game genres and platforms.	Acquire talented teams, technologies and franchises to further expand our capabilities and accelerate our growth.

In addition, we are investing in incremental growth initiatives where we believe Zynga is uniquely positioned to capitalize on several megatrends in interactive entertainment. These new initiatives include hyper-casual games, cross-platform play, international expansion and advertising technologies – all of which have the ability to meaningfully increase Zynga’s total addressable market and capabilities to further grow our business.

Zynga	2021 Proxy Statement	27

Significant Achievements (2016 – Present)

•Total Shareholder Return of 357%
(measured from 3/1/2016 through 12/31/2020)

•Revenue Growth >165% & 28% CAGR
(in millions: based on $741 in 2016 to $1,975 in 2020)

•Bookings Growth >200% & 32% CAGR*
(in millions: based on $755 in 2016 to $2,270 in 2020)

•Audience Growth – 53 million mobile MAU in 2016 to 89 million Mobile MAU in 2020

•Diversified Portfolio of Live Services – Grew from 3 to 8 Forever Franchises in 2016 to 2020, which now includes CSR Racing, Empires & Puzzles, Merge Dragons!, Merge Magic!, Toon Blast, Toy Blast, Words With Friends and Zynga Poker

•One of the Leading Hyper-Casual Publishers
Publisher of #1 top downloaded U.S. Android game and #1 and #2 top downloaded U.S. iPhone games in 2020

•Selective Acquirer – successfully executed 7 acquisitions, deploying over $3 billion of capital

•Trusted Strategic Partner – developing games based on Harry PotterTM, Game of ThronesTM, and Star WarsTM

•High Quality Game Developer – most recently, launched Harry Potter: Puzzles & Spells in September 2020 with 4.7 average star ratings on both the Apple App Store and Google Play

•Destination of Choice – 30% increase in overall Glassdoor rating (based on January 2016 – January 2021)

•Future Growth Opportunities – mobile gaming is the largest & fastest growing gaming platform and Zynga is a leading mobile-first, free-to-play game developer and publisher, with additional growth opportunities in new platforms, markets, and technologies

Stock Performance Graph

The above graph compares the cumulative total stockholder return for our Class A common stock, the Standard and Poor’s MidCap 400 Index and the NASDAQ Composite Index. The measurement points in the graph are January 3, 2017 (the first trading day in 2017), the first trading day of each quarter during the years presented, and December 31, 2020. The graph assumes that $100 was invested on January 3, 2017 in our Class A common stock, the S&P MidCap 400 Index, and the NASDAQ Composite Index. As we have not paid any dividends, our cumulative total stockholder return calculation is based solely upon stock price appreciation and not upon reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Zynga	2021 Proxy Statement	28

2020 Performance and Significant Achievements

In 2020, Zynga completed another outstanding year as we delivered our highest annual revenue and bookings in Zynga history. Live services were the primary driver of our results and are the foundation of our multi-year growth strategy. By consistently delivering innovative bold beats, we generated strong, recurring growth from our portfolio, led by our Forever Franchises - CSR Racing, Empires & Puzzles, Merge Dragons!, Merge Magic!, Words With Friends and Zynga Poker. Layering on top of our live services foundation, we successfully launched Harry Potter: Puzzles & Spells and executed two transformational acquisitions of Peak – adding two at-scale Forever Franchises to our live services Toon Blast and Toy Blast, and Rollic – one of the fastest growing hyper-casual gaming companies with three of the top 50 downloaded U.S. iPhone games in 2020.

Execution across our multi-year growth strategy has driven our tremendous results to date while providing strong momentum for additional growth ahead.

Financial Performance in 2020 *	Growth & Expansion in 2020

✓Record annual revenue and bookings performances in Zynga history.

✓Revenue of $2.0 billion, up 49% year-over-year.

✓Bookings of $2.3 billion, up 45% year-over-year.

✓Generated operating cash flow of $429 million, up 56% year-over-year and our strongest performance since 2011.

✓Convertible Debt Offering. In December 2020, we issued $875 million aggregate principal amount of 0% Convertible Senior Notes due 2026, providing net cash proceeds of approximately $794 million.

✓Syndicated Credit Facility. In December 2020, we entered into a credit agreement with certain financial institutions that provides for a three-year revolving credit facility, in an initial aggregate principal amount of up to $425 million.

✓Game Launch. In September 2020, we launched Harry Potter: Puzzles & Spells worldwide on mobile platforms.

✓Peak Acquisition. On July 1, 2020, we acquired Peak, adding two at-scale Forever Franchises – Toon Blast and Toy Blast – to our live services portfolio, for total purchase consideration of $2.1 billion, which included a mix of both cash and Zynga common stock.

✓Rollic Acquisition. On October 1, 2020, we acquired 80% of the equity interest in Rollic, marking our entrance into the mobile games hyper-casual market for total purchase consideration of $228 million. The Company will acquire the remaining equity interest of 20% in Rollic equally over three years following the acquisition date for potential additional consideration.

✓Finished the year with cash and investments of approximately $1.57 billion.

* Financial Information and Non-GAAP Financial Measures and Other Information

Amounts reported as 2016 Revenue and 2016 Mobile Revenue have not been retrospectively adjusted to reflect the adoption of ASC Topic 606.

To supplement our Consolidated Financial Statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including bookings and mobile bookings. For more information about how we define and calculate these non-GAAP financial measures and a discussion about their use and limitations please see pages 34 - 35 in our Annual Report on Form 10-K for the year ended December 31, 2020 in the section titled “Non-GAAP Financial Measures”. Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures in this proxy statement is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this proxy statement to the most directly comparable GAAP financial measures in the following tables. Because of the limitations of our non-GAAP financial measures discussed in our Annual Report, you should consider the non-GAAP financial measures presented in this proxy statement with our GAAP financial statements.

Reconciliation of Revenue to Bookings			Reconciliation of Revenue to Bookings: Mobile
	Twelve Months Ended			Twelve Months Ended
(in millions, unaudited)	12/31/2020	12/31/2016	(in millions, unaudited)	12/31/2020	12/31/2016
Revenue	$1,974.8	$741.4	Mobile Revenue	$1,899.1	$574.4
Change in deferred revenue	295.1	13.1	Change in deferred revenue	296.4	30.4
Bookings	$2,269.9	$754.5	Mobile Bookings	$2,195.5	$604.8

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
		Twelve Months Ended
(in millions, unaudited)		12/31/2020	12/31/2016
GAAP operating expense		$1,533.2	$617.1
Restructuring expense, net		--	(1.9)
Amortization of intangible assets from acquisition		--	(4.3)
Acquisition-related transaction expenses		(12.5)	(0.2)
Contingent consideration fair value adjustment		(359.2)	9.0
Gain on legal settlements and related legal expense		--	--
Impairment of intangible assets		--	(20.7)
Stock-based compensation expense		(120.6)	(103.7)
Non-GAAP operating expense		$1,040.9	$495.3
Zynga	2021 Proxy Statement	29

COVID-19 Pandemic.  2020 was a challenging year for all of us as the world navigated through the ongoing COVID-19 global pandemic. At Zynga, we are grateful to have been able to provide our players around the world with a source of escape, entertainment and social connection during these unprecedented times. In early March 2020, our management team ably and quickly transitioned teams worldwide to remote work while continuing to deliver on Zynga’s mission – to connect the world through games – and achieved one of the strongest years in Zynga’s history.  During 2020, the Compensation Committee made no specific adjustments to the executive compensation program related to the pandemic.  The Committee did not lower or otherwise change incentive plan goals established at the beginning of the year and administered our executive compensation program consistent with our pay-for-performance philosophy.

Named Executive Officers

Our named executive officers for 2020 include our principal executive officer, our principal financial officer and the next three most highly compensated executive officers, who collectively are:

•	Frank Gibeau, Chief Executive Officer (CEO)
•	James Gerard Griffin, Chief Financial Officer (CFO)
•	Matthew S. Bromberg, Chief Operating Officer (COO)
•	Bernard Kim, President of Publishing
•	Phuong Y. Phillips, Chief Legal Officer and Secretary (CLO)

Biographies for our named executive officers are set forth under the heading “Executive Officers.”

Executive Compensation Philosophy, Objectives, and Design

We believe that the most effective executive compensation program is one that is designed to: (i) reward the achievement of specific long-term and strategic goals, (ii) provide recognition for achievement of near-term objectives, and (iii) promote the closer alignment of executive officers’ interests with those of our stockholders. The Compensation Committee, after considering input from its independent advisor FW Cook, the Chief Executive Officer, and the Chief People Officer, has established a compensation program for executive officers designed to attract, motivate, reward, and retain individuals with exceptional skills necessary for us to achieve our annual objectives and longer-term goals, as well as recognize the role each executive officer plays in our success.

Zynga’s executive compensation program is heavily weighted towards equity, through the use of stock options, RSUs and, beginning with 2020, PSUs that require both the achievement of pre-established performance goals and continued service in order to vest. We believe that the use of long-term equity compensation aligns the interests of executive officers with the long-term interests of our stockholders and focuses our executive officers on our strategic and financial goals. We also utilize short-term cash incentive bonuses to motivate execution of near-term objectives. We have a pay-for-performance compensation philosophy, and each individual executive’s compensation is adjusted based on achievement of business objectives. We expect our executives to aggressively pursue our business objectives while also maintaining policies and practices designed to discourage excessive risk-taking behavior that may negatively impact stockholders.

The Company competes for its executive and senior talent within the high growth gaming, entertainment, and technology sectors globally. The market is particularly competitive for executives with specific game industry expertise in San Francisco, Silicon Valley and throughout the world. We review our executive compensation philosophy, objectives, and design at least annually, and intend to continue to adjust our approach as necessary and appropriate to assist in achieving our near-term and longer-term business objectives.

Below is a summary of our key compensation governance practices.

What We Do		What We Don’t Do
✓	Provide a compensation mix heavily weighted towards equity to align our executives with stockholder interests	×	No pension plans or executive-only benefit/retirement plans
✓	Grant a substantial portion of executive equity awards with performance-based vesting requirements	×	No hedging of our securities (including pledging our stock and engaging in derivative securities)
✓	Maintain mandatory stock ownership guidelines for executive officers	×	No excise tax gross-ups upon a change in control
✓	Hold annual advisory votes on executive compensation	×	No guaranteed base salary increases
✓	Regularly review our executive compensation and peer group data	×	No incentivizing excessive risk-taking at the expense of stockholders
✓	Maintain a compensation recovery (clawback) policy in the event of a financial restatement
✓	Use an independent compensation consultant
✓	Maintain “double-trigger” change in control severance plans for executive officers, other than the CEO
✓	Review the individual performance of each member of the Executive Management Team
✓	Conduct an annual global pay equity review and remediated any gaps
Zynga	2021 Proxy Statement	30

Compensation Setting Process

Role of Compensation Committee. The Compensation Committee has primary responsibility for reviewing and approving the compensation that may become payable to our named executive officers, and provides direction to and works closely with our executive officers to enable management to implement the Compensation Committee’s decisions and align those decisions with the overall strategy. As part of risk management, the Compensation Committee evaluates Zynga’s compensation programs to strike the appropriate balance of risk and reward without encouraging excessive or inappropriate risks that would have an adverse impact on stockholders. During its discussions, the Compensation Committee included our Chief Executive Officer and Chief People Officer in meetings, and also regularly met in executive session without the Chief Executive Officer or other management present to prevent compromising its independence. The full Board reviews the performance of our CEO, and after considering the recommendations of the Compensation Committee, approves the compensation for the CEO.

In determining the compensation of our named executive officers, the Compensation Committee considers various factors, including:

•	Zynga’s performance and individual performance;
•	Zynga’s board-approved operating plan, and the degree of difficulty in achieving the plan targets;
•	Market data on compensation at peer companies, comparable companies and other companies we compete with for qualified talent;
•	An individual’s current and future responsibilities, and that person’s potential impact on Zynga’s culture and performance;
•	Our ability to continue to motivate and retain each executive officer;
•	The dynamic nature of our industry and pace of change at Zynga;
•	Negotiations with executive officers, particularly with respect to initial compensation packages;
•	Recommendations of our Chief Executive Officer and Chief People Officer, except with respect to their own compensation;
•	The executive officer’s existing equity awards and stock holdings; and
•	Compensation levels of Zynga executives with similar responsibilities.

Role of Compensation Consultants. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. FW Cook, a well-known and respected compensation consulting firm that provides executive compensation advisory services to compensation committees and senior management, continued to serve as the Compensation Committee’s independent compensation consultant in 2020. FW Cook reviewed Compensation Committee materials, attended Compensation Committee meetings, reviewed Zynga’s peer group and competitive positioning of individual executives versus market, assisted the Compensation Committee as compensation issues arose, and provided recommendations on certain specific aspects of our compensation programs. The Compensation Committee assessed the independence of FW Cook pursuant to, and based on the factors set forth in, the SEC’s and Nasdaq’s rules and determined that no conflicts of interests existed. FW Cook is engaged by the Compensation Committee and does not provide other services for Zynga and will not do so without the consent of the Compensation Committee. In addition to its independent compensation consultant and external legal advisors at Wilson Sonsini Goodrich & Rosati, the Compensation Committee will from time-to-time seek the advice of counsel and other advisers.

Role of Management. In making decisions about our executive compensation program, the Compensation Committee seeks the input of our Chief Executive Officer and Chief People Officer regarding the salaries, target bonuses and the equity to be granted to our other executive officers. The Chief Executive Officer provides periodic reviews of the performance of each of our executive officers (other than himself) to assist the Compensation Committee in its determination of compensation for such executives. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package and the approval of the compensation for our Chief Executive Officer always is made without him present and by the full Board.

Stockholder “Say-on-Pay” Vote. At the 2020 Annual Meeting of Stockholders, stockholders representing over 96% of the votes cast voted in favor of the advisory vote on executive compensation. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals.; In order to further increase the effectiveness of our compensation program, and as discussed further in this CD&A, the Compensation Committee and Board approved a change in our program for 2020 to include new performance-based equity awards and long-term equity awards.  This decision considered, among other factors, the general published views on executive compensation from our large stockholders. The Compensation Committee will continue to consider the outcome of our “say-on-pay” votes and our stockholders’ views when making future compensation decisions for our named executive officers. We will hold say-on-pay votes annually, as approved by our stockholders in a non-binding advisory vote at the 2017 Annual Meeting of Stockholders. Accordingly, our next say-on-pay vote will be held at the 2021 Annual Meeting of Stockholders.

Use of Market Compensation Data. To assess the competitiveness of our executive compensation program, the Compensation Committee considers the compensation practices of a peer group of technology companies of reasonably similar size to us on the basis of revenue, market cap, industry, and geography. The Compensation Committee periodically reviews and approves changes to the peer group, based on the recommendation of its independent compensation consultant.

Zynga	2021 Proxy Statement	31

As part of our Compensation Committee’s periodic review of our compensation peer group, in December 2019, our Compensation Committee, with assistance from FW Cook, approved an updated peer group to be used for 2020 compensation decisions focusing on other similarly sized consumer-facing tech businesses in the San Francisco Bay Area (and other similar competitive geographies.  At the time the peer group was approved, Zynga ranked just above the median of the peer group by revenue and slightly below the median of the peer group by market cap.

2020 Compensation Peer Group
Box, Inc.	Groupon, Inc.	Take-Two Interactive Software, Inc.
Chegg, Inc.	GrubHub Inc.	Twilio Inc.
DocuSign, Inc.	LogMeIn, Inc.	Yelp Inc.
Dropbox, Inc.	Match Group, Inc.	Zendesk, Inc.
Etsy, Inc.	Pinterest, Inc.	Zillow Group, Inc.
Glu Mobile Inc.	Roku, Inc.

The following companies were removed from our peer group: Fitbit (due to low market cap), Shutterstock (low market cap), Shutterfly (pending acquisition), and TiVo (low market cap).

We use our compensation peer group to assess the competitiveness of our executive compensation program and monitor evolving trends and practices in executive compensation programs. The Compensation Committee and FW Cook also reviewed Zynga’s overall compensation strategy compared to peers and within the increasingly competitive geography and industries within which we operate.

The table below shows how Zynga compares to the peer group used in 2020:

	Revenue — Latest Disclosed Four Quarters as of 12/31/2019(1)	Market Capitalization as of 12/31/2019(1)
75th Percentile	$1,856	$12,452
Median	$1,134	$6,344
25th Percentile	$817	$2,924
Zynga	$1,322	$5,789

(1) Expressed in millions.

Executive Compensation Program

Our executive officer compensation packages for 2020 included three principal components (collectively referred to as “total direct compensation”):

2020 Compensation Component	Purpose
1.Base Salary	Compensate for job responsibilities, experience and performance.
2.Performance-Based Annual Cash Bonuses	Motivate our executive officers to achieve our short-term business and strategic goals.
3.Equity Awards (PSUs, RSUs and stock options)	Create alignment with stockholders and promote retention.

The Compensation Committee and CEO, other than for his own compensation, uses judgement and appropriate data to establish for each executive officer a mix of current, short-term, and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve our compensation philosophy described above, however, the Compensation Committee weights equity compensation as the primary component of an executive’s total direct compensation.

Our executive compensation program is designed to align the interests of our executive officers with our shareholders and to support our business and financial strategy.  We provide market competitive compensation to enable Zynga to attract, motivate, and retain highly talented individuals, with deep industry and functional experience. Our pay-for-performance philosophy links compensation with achievement of performance goals and long-term stockholder value. Our goal is for our compensation decisions to focus and reward our executives for increasing stockholder value through their management of our business consistent with short- and long-term operational and strategic goals.

As Zynga has grown and our performance has improved, we have faced increased competition for our highly-qualified executives, which is further intensified by the unique characteristics of the gaming industry. Each year our Compensation Committee conducts a compensation review to help us understand and adapt to a competitive landscape for executive talent, to provide appropriate incentives designed to motivate and retain our management team, and to link our compensation with Company performance.  The Board and the Compensation Committee believe that it is in the best interests of Zynga’s stockholders to retain and motivate the highly experienced senior executive team to sustain the Company’s momentum and execute against Zynga’s expansive growth initiatives. Zynga’s leadership has deep experience in cross-platform, international growth and advertising technology and has a demonstrated track record through sourcing and integrating talented teams through M&A.

During 2020, we continued to provide the majority of our CEO’s and other executives’ compensation in the form of equity compensation. We use equity awards to drive performance, support long-term retention, and to instill an ownership mentality across the team.  This approach has received strong support from stockholders, as demonstrated by the overwhelmingly positive results from our 2019 and 2020 “Say-on-Pay” votes.

Zynga	2021 Proxy Statement	32

As described in the 2020 proxy, the 2020 equity compensation program included some important changes that the Compensation Committee developed after an extensive review of the Company’s executive compensation program.  This review began in mid-2019, included involvement with the full Board, considered extensive input from the Compensation Committee’s independent consultant, FW Cook, as well as compensation experts from Wilson Sonsini Goodrich and Rosati, who assisted the Compensation Committee in designing the program.

As a result of this review, our Compensation Committee and Board approved a multi-year compensation program for 2020 that included performance-based components that links our executive compensation to Zynga’s stock performance relative to companies in the S&P MidCap 400 index 1 (the “Long-Term Awards”).  The Long-Term Awards were larger, one-time grants intended to recognize strong performance, provide new incentives and retain executives through the next phase of the Company’s growth.

The 2020 program continued our annual equity grant program, at a smaller scale than previous years for the four executives receiving Long-Term Awards.  The annual equity awards also included a new performance-component based on annual operating cash flow.  It is the intention of the Compensation Committee and the Board of Directors that the 2020 Long-Term Awards will enable the company to retain our Executive team through the next phase of Zynga’s growth; and align value creation with our shareholders given the performance focus and TSR milestones. Reductions to the annual equity grants were made in 2020 and 2021 for those Executives who received the 2020 Long-Term Award. Further adjustments will be made in future years taking into account peer set, role, performance and the 2020 Long Term Award.

The key features of our multi-year executive compensation program are summarized in the following table:

Component			Purpose
Annual Total Direct Compensation Program
Base Salary	Cash		✓Provide a fixed portion of annual income to attract and retain skilled executives
Annual Bonus	Cash	80% based on Adjusted EBITDA 20% based on Annual Bookings	✓Drive achievement of annual business plan ✓Link compensation to key drivers of shareholder value
Annual Equity Component	Stock Options	25% of annual award grant value [2] 4-year vesting schedule	✓Link compensation to stockholder value ✓Motivate and reward share price appreciation
	PSUs	25% of annual award grant value [2] Earned based on 2020 operating cash flow performance 4-year vesting schedule	✓Link compensation to stockholder value ✓Encourage achievement of key annual financial objectives that link to long-term growth ✓Complimentary to metrics in the annual cash bonus plan
	RSUs	50% of annual award grant value [2] 4-year vesting schedule	✓Link compensation to stockholder value ✓Support retention and balance against excessive risk-taking
2020 Long-Term Award
Multi-Year Equity Component	PSUs	55% of long-term award grant value [2] Earned based on Zynga’s relative TSR vs. Index 5-year vesting schedule

✓Align pay with Zynga’s relative over-/under-performance compared to a broad-based index and long-term growth strategy

✓Support long-term retention with longer vesting schedule and longer term growth opportunity

✓Balance financial metrics in the annual PSUs and annual cash bonus plan

✓Link compensation to stockholder value

	RSUs	45% of long-term award grant value [2] 5-year vesting schedule	✓Support long-term retention with longer vesting schedule (5-year vest for RSUs begins only when the executive’s new-hire award is fully vested) ✓Link compensation to stockholder value

[1]

Throughout this proxy statement, our use of the term “performance” with respect to the 2020 performance-based equity program in referring to both company specific performance conditions (e.g., operating cash flow), as well as Zynga’s total shareholder return relative to a market index – which is considered a “market condition” in accordance with generally accepted accounting principles.

[2]

Percentage is an approximation based on the Compensation Committee’s target grant date value for each award, which target grant date values differ slightly from the accounting values shown in the Summary Compensation Table.  For RSUs and annual PSUs, the number of stock units subject to each award was determined by dividing the Compensation Committee’s target grant date value by the 30-day average closing price as of the grant date.  For long-term PSUs, the number of target stock units was calculated by dividing the Compensation Committee’s target date grant value by the grant date fair value of the award using a Monte Carlo valuation model.  For stock options, the number of options was calculated by dividing the Compensation Committee’s target date grant value by the grant date fair value of the award using the Black-Scholes valuation model.

Zynga	2021 Proxy Statement	33

For 2021, the Compensation Committee increased the weighting of PSUs in the annual equity grant program to 50% of awards, with the remaining 50% in RSUs.

2020 Equity Awards	2021 Equity Awards

The Long-Term Awards were designed to cover a multi-year period.  Under SEC rules, the full amount of the grant is reflected as 2020 compensation in the Summary Compensation Table and Grants of Plan-Based Awards Table.  This higher amount of compensation granted in 2020 is not reflective of expectations regarding future annual compensation.

2020 Named Executive Officer Pay Mix Charts

Base Salary. We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their annual compensation. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. Base salaries for our named executive officers were established in their hiring offer letter, and have been subject to annual review of responsibilities and performance by the Compensation Committee (taking into consideration, among other factors, the recommendations of our Chief Executive Officer and Chief People Officer, except with respect to their own compensation).

The base salaries for 2020 for our named executive officers are set forth below:

Name	Base Salary
Frank Gibeau	$1,000,000
James Gerard Griffin	$500,000
Matthew S. Bromberg	$500,000
Bernard Kim	$500,000
Phuong Y. Phillips	$440,000

Our Compensation Committee determined not to make any adjustment for 2019 or 2020 to the base salaries paid to Mr. Gibeau, Mr. Griffin, Mr. Bromberg, and Mr. Kim. The base pay of these executive officers has not been increased in their time at Zynga and remains the same as their new hire offer. This decision was made based on our philosophy of delivering the majority of overall compensation opportunity through long-term equity compensation, and after reviewing the individual’s current compensation, market data on comparative positions and our performance, The Compensation Committee increased Ms. Phillips’ annual base salary from $430,000 to $440,000 after evaluating her performance, the competitiveness of her overall compensation arrangement relative to our compensation peer group, and the general recommendations of FW Cook.

Performance-Based Annual Cash Bonuses. We provide performance-based annual cash bonuses to motivate our executive officers to achieve our business and strategic goals. Our named executive officers have a target bonus, which is set at a percentage of base salary and is reviewed and approved annually by our Compensation Committee. The Compensation Committee (and the Board, for the CEO) determines the final amount of the bonus based on Zynga’s performance relative to its operating plan and its assessment of the named executive officer’s overall individual performance, and the Compensation Committee (and Board) retain discretion to adjust bonus amounts notwithstanding performance, including reducing or eliminating bonus awards. Over the last few years, our executive officers’ bonus payments have been paid no higher than the Corporate Bonus funding percentage resulting from performance against stated objectives in Zynga’s operating plan, even when individual performance was rated very highly.

Zynga	2021 Proxy Statement	34

Target Bonus Opportunity. The bonus targets and actual bonus payments for 2020 for our named executive are set forth below.

Name	Target (%)(1)	Target ($)	Actual ($)
Frank Gibeau	125%	$1,250,000	$1,462,500
James Gerard Griffin	100%	$500,000	$585,000
Matthew S. Bromberg	100%	$500,000	$585,000
Bernard Kim	100%	$500,000	$585,000
Phuong Y. Phillips	75%	$330,000	$386,000

(1)	Expressed as a percentage of such named executive officer’s base salary.

All of our named executive officers were eligible for a performance-based annual cash bonus in 2020. After reviewing the individual’s current compensation, market data on comparative positions and our performance, the Compensation Committee decided to not make any changes to the bonus targets for our named executive officers for 2020.

Bonus Pool Funding and Performance Measure

2020 Bonus Pool Funding
	Bookings (excluding 2020 M&A)	Adjusted EBITDA (internal) (before bonus expense and excluding 2020 M&A)	Actual Plan Achievement (% of target)
Actual 2020 Financial Performance	$1,910 million	$514 million	117%
Target 2020 Financial Performance	$1,875 million	$426 million	--
For Reference: 2019 Actual Financial Performance	$1,564 million	$365 million

Cash bonuses for 2020 were tied to performance against predetermined financial targets, consistent with our pay-for-performance compensation philosophy. For purposes of funding the incentive plan, our Compensation Committee established a “bonus pool” to be funded on the basis of our actual level of achievement of (i) bookings and (ii) an internal metric referred to herein as “adjusted EBITDA (internal)”, and set the minimum threshold for funding the “bonus pool” at 80% of target amounts.  For 2020, both the target and actual amounts achieved represented higher levels than actual performance for 2019. For purposes of funding the bonus pool, both “bookings” and “adjusted EBITDA (internal)”, an unreported, non-GAAP financial measure, were selected as key measures we use to understand and evaluate our operational performance. Bookings represents a non-GAAP financial measure that is equal to revenue excluding the impact of changes in deferred revenue in the period. We use bookings as one measure to evaluate the results of our operations, generate future operating plans and assess the performance of our company. “Adjusted EBITDA (internal)” is determined on a similar basis as our publicly reported adjusted EBITDA, and is further adjusted by excluding the impact of changes in deferred revenue in the period presented and before bonus expense. For funding of our 2020 bonus pool, if the threshold goals were not achieved, the participants were not eligible to earn any performance-based annual cash bonus compensation. In 2020, we achieved bookings of $1,910 million and $514.1 million of “adjusted EBITDA (internal)”, in each case, prior to funding the bonus pool and excluding our 2020 acquisitions of Peak and Rollic, which resulted in an overall funding level of 117%. In early 2021, after consultation with our Chief Executive Officer, who provided extensive input on each executive officer’s individual performance during 2020, including their achievement of objectives and key results, established at the beginning of the year, the Compensation Committee determined that the actual bonus amounts for our named executive officers should match the overall plan achievement level, and each named executive officer earned an award consistent with our company-wide financial performance of 117% of target.

Equity Compensation. Consistent with our compensation objectives, equity is the primary component of our executive compensation program because it allows us to attract and retain key talent in our industry and promotes closer alignment of our executives’ contributions with the long-term interests of Zynga and our stockholders. We believe that equity-based compensation should be designed to serve as an effective recruitment and retention tool while also motivating our executive officers to work toward corporate objectives that provide a meaningful return to our stockholders.  Since 2018, our approach has been to provide equity grants annually. This allows the Compensation Committee to annually consider performance, retention, the competitive landscape, and evolving compensation best practices when determining the amount and form of awards. The Compensation Committee also considers our executives’ then-current total direct compensation, the compensation paid to an executive’s peers within Zynga, and the compensation paid to executives in comparable positions at other companies within our peer group. For 2020, our grant program consisted of three different types of equity:

Performance-Based Restricted Stock Units. PSUs represent the right to receive one share of Class A common stock for each unit granted if specific performance specified by the Compensation Committee are achieved and the executive remains in continued service to Zynga. The PSUs granted in 2020 require the achievement of 2020 operating cash flow or, in the case of the “Long Term Award”, the achievement of goals for Zynga’s TSR as compared to the TSR of the companies in the S&P MidCap 400 Index (the “Index”).

Stock Options. Stock options are granted with an exercise price equal to the closing sales price of our Class A common stock on the date of the grant (as quoted on the NASDAQ Global Select Market), so the stock options will have value to our executive officers only if the fair market value of our Class A common stock increases after the date of grant. Additionally, stock options are scheduled to vest over multiple years, subject to continued service to Zynga through each vesting date. Stock option awards typically vest over a four-year period, vesting as to 25% of the award on the 1st anniversary of the grant date and in 1/16th quarterly installments thereafter (generally subject in each case to continued service with Zynga).

Time-Based Restricted Stock Units (RSUs). RSUs represent the right to receive one share of Class A common stock for each unit granted, subject to continued service. The value of the RSUs is tied to the performance of our Class A common stock. Additionally, RSUs are scheduled to vest over multiple years, subject to continued service to Zynga through each vesting date. RSU awards typically vest over a four-year period, vesting as to 25% of the award on the 1st anniversary of the grant date and in 1/16th quarterly installments thereafter (generally subject in each case to continued service with Zynga), however, the RSU component of the Long-Term Awards described below were subject to a longer vesting period.

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The Board and the Compensation Committee plan to continue the annual grant program with appropriate adjustments to grant levels, reflecting the prior issuance of the Long-Term Awards in 2020. Additional long-term programs are not anticipated at this time and it is the intention of our Board to continue to incorporate strong performance elements into executive compensation plans, consistent with operational, growth and strategic goals. There is no intent to make additional Long-Term Awards as the 2020 Long-Term Awards were designed to cover a multi-year period.

The annual grant was split 25% PSUs, 25% stock options, and 50% RSUs.  The PSUs that are part of the annual grant program are measured over a one-year performance period against achievement of financial goals related to Zynga’s 2020 operating cash flow; actual performance is discussed in further detail below. The number of PSUs earned (if any) ranges from 0% to 120% of the target number shown below, depending on actual financial performance relative to the pre-established goal. In addition to attaining the operating cash flow goal, the executive generally must remain in continued service with Zynga to actually vest in any PSUs, with 25% vesting after one year and the balance vesting in equal quarterly installments over the following three years.  The stock options and RSUs that are part of the annual grant vest over four years, subject to continued employment.

The Long-Term Awards were split 55% PSUs and 45% RSUs.  Performance awards were weighted more heavily than the time-based awards to further align pay delivery with performance, as measured by Zynga’s relative TSR.  The RSU component includes longer vesting schedules to support long-term retention.

The PSUs granted as part of the Long-Term Awards require the achievement of goals for Zynga’s TSR as compared to the TSR of the companies in the Index. Relative TSR performance for one-half of these PSUs granted is measured over a two-year performance period with the other half measured over a three-year performance period. The number of PSUs actually earned (if any) will range from 0% to 150% of the target number of shares shown below, depending on actual performance versus the goals shown below.  Earning the target number of PSUs requires Zynga’s TSR performance to rank at the 60th percentile versus the Index companies.  Earning the maximum number of PSUs requires Zynga’s TSR performance to rank at or above the 90th percentile versus the Index companies.

	Zynga Relative TSR Rank	Payout (% Target PSUs)
Below Threshold	< 25%	0%
Threshold	25%	25%
Below Target	50%	90%
Target	60%	100%
Above Target	75%	125%
Maximum	90%	150%

If Zynga’s TSR is negative during any measurement period, no more than the target number of PSUs may be earned, even if relative TSR versus the Index is at the 100th percentile. In addition to the achieving the TSR performance goals, the executive generally must remain in continued service with Zynga to actually vest such earned PSUs.  Results between levels in the above table will be determined by linear interpolation.  For the two-year performance period PSUs, vesting generally is scheduled to occur in 1/3 increments on each March 15 during 2022, 2023 and 2024.  For the three-year performance period PSUs, vesting generally is scheduled to occur in 1/3 increments on each March 15 during 2023, 2024 and 2025.

The Long-Term RSUs are intended to vest over a 5-year period, in equal 5% quarterly installments.  The 5-year period does not begin for the respective executive officer until their prior new hire award will have vested in full.

The following table provides summary information regarding the grants made to each executive.  Each of the awards will subject to additional terms contained in Zynga’s 2011 equity plan and in the applicable award agreement.

Name	Annual Award – Target Grant Value[1]				Long-Term Award – Target Grant Value[1]
	Stock Options	RSUs	PSUs	Total	RSUs	PSUs	Total
Frank Gibeau	$1,250,000	$2,500,000	$1,250,000	$5,000,000	$11,250,000	$13,750,000	$25,000,000
James Gerard Griffin	562,500	1,125,000	562,500	2,250,000	5,062,500	6,187,500	11,250,000
Matthew Bromberg	562,500	1,125,000	562,500	2,250,000	5,062,500	6,187,500	11,250,000
Bernard Kim	562,500	1,125,000	562,500	2,250,000	5,062,500	6,187,500	11,250,000
Phuong Phillips	500,000	1,000,000	500,000	2,000,000	--	--	--
(1)

Equity award values represent target amounts approved by the Compensation Committee and differ from the grant date fair value based on the Company’s methodology for converting into a number of RSUs, PSUs, and stock options. Awards were converted from target value into a number of shares/options using the 30-day average closing price as of the grant date for RSUs and annual PSUs, the Monte Carlo value for the Long-Term PSUs, and the Black-Scholes value for stock options.

Some or all of the 2020 Awards may vest in connection with a qualifying termination of employment, including in connection with a change in control.  Importantly, vesting of the PSUs on a qualifying termination of employment generally still will depend on actual performance versus the pre-established goals. The Board and the Committee believed that this feature requiring goal attainment even upon a qualifying termination of employment was an important feature of the 2020 equity program.  More information is provided below under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control”.

Earning of Annual PSUs based on Annual Operating Cash Flow

The performance period for the PSUs that were granted as part of our annual compensation program, which PSUs required achievement of certain levels of operating cash flow for 2020.  The Committee determined the use of a one-year performance period, as opposed to a longer multi-year period, was appropriate for driving performance in our dynamic industry, which involves continuous innovation of existing franchises and launches of new titles.

Based on the Company’s achievement of operating cash flow for 2020 of $429 million, the Compensation Committee certified these PSUs as earned and eligible to vest at 120% of the target number of PSUs for each of our named executive officers.  PSUs earned based on performance remain subject to an employment-based vesting requirement that provides for vesting over a four-year period from the grant date. Thus, approximately 75% of the earned PSUs remain unvested as of the date of this proxy statement.

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Other Compensation Information

Employment Agreements. Each of our named executive officers has an offer letter which sets forth (i) that employment is on an “at-will” basis, (ii) the initial salary, target bonus, and equity awards for such named executive officer, and (iii) any severance benefits payable under certain circumstances. We have no long-term employment agreements with our named executive officers. The details of the offer letters for our named executive officers are disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this proxy statement.

Corporate Housing and Commuting Benefit. Pursuant to Mr. Kim’s offer letter, we provided to Mr. Kim corporate housing in San Francisco, as well as a commuter benefit pursuant to which we reimburse Mr. Kim for all of his reasonable business expenses (including his travel expenses). We also reimburse Mr. Kim for any increased tax liability associated with the corporate housing and commuter benefits. Mr. Kim’s corporate housing and associated benefits were discontinued in June 2020.

Post-Employment Compensation. In general, our executives are provided offer letters at hire, which define employment as at-will and provide for initial salary and equity awards, as well as benefits upon various terminations. Any payments or benefits upon a termination are subject to a release of claims and restrictive covenants, and we do not provide Section 280G gross-up payments for our named executive officers.

In 2018, in connection with the Compensation Committee’s regular review of evolving governance and market practices, we amended the Company’s pre-IPO Change in Control Severance Benefits Plan to, among other things, remove single-trigger accelerated vesting of equity awards on a change in control and instead to provide that all severance payments and benefits under the plan will be payable only upon a double-trigger qualifying termination of employment in connection with a change in control. We believe that the amendments to our Change in Control Severance Benefits Plan bring the plan more in line with market practices.

For a summary of the material terms and conditions of the severance and change in control agreements in effect as of December 31, 2020, see the information under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

Employee Benefits. We provide standard health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match up to 3% of an employee’s eligible salary. The company match is fully vested at the time of the match. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.

Executive Stock Ownership Guidelines. As discussed in more detail above under the heading “Corporate Governance—Stock Ownership Guidelines,” we maintain ownership guidelines for the executive officers to promote a long-term perspective in managing the enterprise and to help align the long-term interests of Zynga’s stockholders and its senior executives.

Compensation Recovery Policies. Our executive compensation recovery policy (the “executive clawback policy”) permits Zynga to seek recovery of some or all of incentive compensation paid or awarded to executive officers where: (i) the payment, award, or vesting of such incentive compensation was predicated upon the achievement of financial results that were the product of fraudulent activity or fraud or willful misconduct, and (ii) a lower amount of, or no award of, such incentive compensation would have been made to executive officers based on the restated financial results (i.e., the financial results that would have pertained absent such fraudulent activity or willful misconduct). In such cases, the Board, if it determines appropriate in the circumstances and subject to applicable laws, may recover some or all of the incremental portion of the incentive compensation paid, vested, or awarded in excess of the incentive compensation that would have been paid, vested, or awarded based on the restated financial results, in each case on a “net” after tax basis. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Prohibitions on Hedging, Pledging, and Margining. As discussed in more detail above under the heading “Corporate Governance—Hedging, Short Sale and Pledging Policies,” we maintain policies that prohibit our named executive officers from hedging and pledging our stock or holding our stock in a margin account.

Accounting and Tax Deductibility Treatment. The accounting impact of our compensation programs and the tax deductibility of our compensation programs (including pursuant to section 162(m) of the Internal Revenue Code (“Section 162(m)”)) are each one of many factors that are considered in determining the size and structure of our programs as we strive to make our compensation programs reasonable and in the best interests of our stockholders. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Covered employees generally include the named executive officers shown in the Summary Compensation Table in this proxy statement and certain former executive officers. Under Section 162(m), any compensation over $1,000,000 paid to any of the covered employees in any single year is not tax deductible by us (except for certain grandfathered arrangements entered into before 2018). The Compensation Committee and Board are mindful of the benefit to us of the full deductibility of compensation, but the Compensation Committee and Board believe that they should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives of attracting and retaining top tier executive talent.

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Compensation Risk Assessment

Our Compensation Committee, together with its independent Compensation Consultant, assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive plans, with features to address potential risks while rewarding participants for achieving financial and strategic objectives through prudent judgement and appropriate risk taking. In addition, we maintain stock ownership guidelines applicable to our named executive officers, an executive compensation recovery policy, as well as policies against hedging or pledging company securities, which together mitigate excessive risk-taking. We believe that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by:

The Compensation Committee of Board
Janice M. Roberts (Chair)
Regina E. Dugan
Carol G. Mills

The information contained in the Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by, or paid to, our named executive officers during 2020, 2019 and 2018. All dollar amounts are rounded to the nearest whole dollar amount.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Frank Gibeau	2020	$1,000,000	$—	$28,290,020	$1,249,998	$1,462,500	$1,250		$32,003,768
	2019	$1,000,000	$—	$4,680,025	$4,373,546	$1,625,000	$1,250		$11,679,821
	2018	$1,000,000	$—	$3,807,785	$4,000,000	$1,094,669	$1,250		$9,903,703
James Gerard Griffin	2020	$500,000	$—	$12,730,498	$562,498	$585,000	$8,550		$14,386,547
	2019	$500,000	$—	$1,872,009	$1,749,419	$650,000	$8,400		$4,779,828
	2018	$500,000	$—	$1,665,904	$1,749,999	$547,334	$9,310		$4,472,546
Matthew S. Bromberg	2020	$500,000	$—	$12,730,498	$562,498	$585,000	$8,550		$14,386,547
	2019	$500,000	$—	$1,872,009	$1,749,419	$650,000	$8,400		$4,779,828
	2018	$500,000	$—	$1,665,904	$1,749,999	$547,334	$8,250		$4,471,487
Bernard Kim	2020	$500,000	$—	$12,730,498	$562,498	$585,000	$118,151	(5)	$14,496,147
	2019	$500,000	$—	$1,872,009	$1,749,419	$650,000	$153,113	(6)	$4,924,541
	2018	$500,000	$—	$1,665,904	$1,749,999	$547,334	$145,933	(7)	$4,609,170
Phuong Y. Phillips	2020	$438,333	$—	$1,457,703	$499,998	$386,000	$8,550		$2,790,584
	2019	$425,000	$—	$936,002	$874,708	$419,250	$8,400		$2,663,360
	2018	$400,000	$—	$356,978	$374,999	$262,720	$8,250		$1,402,948

(1)

This column reflects the grant date fair value of the granted stock awards, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of the granted stock awards, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2020 Annual Report. For performance-based restricted stock unit (PSU) awards, amounts reflect the target performance, unless the Board has already determined the actual achievement. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted stock awards or the sale of the shares underlying the granted stock awards.

(2)

This column represents the grant date fair value of stock options, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For additional information on the valuation assumptions, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2020 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the stock options, the exercise of stock options, or the sale of the shares underlying such stock options.

(3)	This column represents amounts earned and payable under our company-wide bonus plans.
(4)

This column does not include any imputed income with respect to group life, health, hospitalization, or medical reimbursement plans as Zynga’s plans (i) do not discriminate in favor of the named executive officers in scope, terms, or operation and (ii) are available generally to all salaried employees of Zynga. In addition to items further described below, the amounts in this column represent the amount of 401(k) plan match contributions made by Zynga.

(5)

Consists of (i) $93,710, which represents the value of corporate housing in San Francisco, (ii) $14,491, which represents the value of the commuter benefits provided to Mr. Kim in connection with his employment and (iii) $1,400, which represents certain home office expenses, in each case inclusive of any tax gross-up provided to Mr. Kim.

(6)

Consists of (i) $110,713, which represents the value of corporate housing in San Francisco and (ii) $34,000, which represents the value of the commuter benefits provided to Mr. Kim in connection with his employment, in each case inclusive of any tax gross-up provided to Mr. Kim.

(7)

Consists of (i) $104,703, which represents the value of corporate housing in San Francisco and (ii) $29,856, which represents the value of the commuter benefits provided to Mr. Kim in connection with his employment, in each case inclusive of any tax gross-up provided to Mr. Kim.

Zynga	2021 Proxy Statement	39

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2020. The equity awards granted during 2020 identified in the following table are also reported in “Outstanding Equity Awards.” All dollar amounts are rounded to the nearest whole dollar amount.

			Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Frank Gibeau	3/15/2020	(3)	—	—	—	—	531,914	$6.55	$1,249,998
	3/15/2020	(3)	—	—	—	370,919	—	—	$2,429,519
	3/15/2020	(4)	—	—	—	1,669,139	—	—	$10,932,860
	3/15/2020	(5)	—	—	—	222,550	—	—	$1,214,756
	3/15/2020	(6)	—	—	—	1,855,600	—	—	$13,712,884
	—		$625,000	$1,250,000	$2,500,000	—	—	—	—
James Gerard Griffin	3/15/2020	(3)	—	—	—	—	239,361	$6.55	$562,498
	3/15/2020	(3)	—	—	—	166,913	—	—	$1,093,280
	3/15/2020	(7)	—	—	—	751,112	—	—	$4,919,784
	3/15/2020	(5)	—	—	—	100,147	—	—	$546,637
	3/15/2020	(6)	—	—	—	835,020	—	—	$6,170,798
	—		$250,000	$500,000	$1,000,000	—	—	—	—
Matthew S. Bromberg	3/15/2020	(3)	—	—	—	—	239,361	$6.55	$562,498
	3/15/2020	(3)	—	—	—	166,913	—	—	$1,093,280
	3/15/2020	(8)	—	—	—	751,112	—	—	$4,919,784
	3/15/2020	(5)	—	—	—	100,147	—	—	$546,637
	3/15/2020	(6)	—	—	—	835,020	—	—	$6,170,798
	—		$250,000	$500,000	$1,000,000	—	—	—	—
Bernard Kim	3/15/2020	(3)	—	—	—	—	239,361	$6.55	$562,498
	3/15/2020	(3)	—	—	—	166,913	—	—	$1,093,280
	3/15/2020	(9)	—	—	—	751,112	—	—	$4,919,784
	3/15/2020	(5)	—	—	—	100,147	—	—	$546,637
	3/15/2020	(6)	—	—	—	835,020	—	—	$6,170,798
	—		$250,000	$500,000	$1,000,000	—	—	—	—
Phuong Y. Phillips	3/15/2020	(3)	—	—	—	—	212,765	$6.55	$499,998
	3/15/2020	(3)	—	—	—	148,367	—	—	$971,804
	3/15/2020	(4)	—	—	—	89,019	—	—	$485,899
	—		$165,000	$330,000	$660,000	—	—	—	—

(1)

Amounts shown in these columns represent the range of possible cash payouts for each named executive officer under our 2020 bonus plan, as determined by the Board and the Compensation Committee for fiscal 2020. Please see the discussion in the “executive compensation program components” section of the “compensation discussion and analysis” above.

(2)

This column reflects the grant date fair value of the granted RSUs, PSUs and stock options, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of the granted RSUs, PSUs and stock options, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2020 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the granted RSUs, PSUs and stock options.

(3)

Represents time-based stock options/RSUs that vest as follows: 25% of the stock options/RSUs vest on March 15, 2020, with an additional 6.25% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(4)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on June 15, 2021, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(5)

Represents PSUs, based on actual achievement as determined by the Board following the 2020 fiscal year, that vest as follows: 25% of the PSUs vest on March 15, 2021, with an additional 6.25% of the PSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(6)

Represents PSUs that vest based upon the Company’s total relative stockholder return during two tranches: (i) through December 31, 2021, any shares that vest would vest as follows: 1/3 of the PSUs vest on March 15, 2022, March 15, 2023 and March 15, 2024; and (ii) through December 31, 2022, any shares that vest would vest as follows: 1/3 of the PSUs vest on March 15, 2023, March 15, 2024 and March 15, 2025. PSUs reflect achievement of 100% of the target performance milestone, the actual number of shares subject to the award, if any, may range from 80-150% of the target amount.

(7)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on January 15, 2022, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(8)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on November 15, 2021, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(9)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on September 15, 2021, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

Zynga	2021 Proxy Statement	40

Outstanding Equity Awards

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020. Dollar amounts, except exercise prices, are rounded to the nearest whole dollar.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Frank Gibeau	3,677,883	(2)	250,000	(2)	$2.28	3/3/2026	—		$-
	1,557,729	(3)	934,638	(3)	$3.48	3/28/2028	—		$-
	794,217	(4)	1,021,135	(4)	$5.37	3/15/2029	—		$-
	0	(5)	531,914	(5)	$6.55	3/15/2030	—		$-
	—		—		$-	—	404,930	(2)	$3,996,659
	—		—		$-	—	410,322	(3)	$4,049,878
	—		—		$-	—	490,225	(4)	$4,838,521
	—		—		$-	—	370,919	(5)	$3,660,971
	—		—		$-	—	1,669,139	(6)	$16,474,402
	—		—		$-	—	222,550	(7)	$2,196,569
	—		—		$-	—	927,800	(8)	$9,157,386
	—		—		$-	—	927,800	(9)	$9,157,386
James Gerard Griffin	2,000,000	(10)	1,000,000	(10)	$2.85	10/14/2026	—		$-
	681,506	(3)	408,904	(3)	$3.48	3/28/2028	—		$-
	317,687	(4)	408,454	(4)	$5.37	3/15/2029	—		$-
	0	(5)	239,361	(5)	$6.55	3/15/2030	—		$-
	—		—		$-	—	300,000	(10)	$2,961,000
	—		—		$-	—	179,516	(3)	$1,771,823
	—		—		$-	—	196,090	(4)	$1,935,408
	—		—		$-	—	166,913	(5)	$1,647,431
	—		—		$-	—	751,112	(11)	$7,413,475
	—		—		$-	—	100,147	(7)	$988,451
	—		—		$-	—	417,510	(8)	$4,120,824
	—		—		$-	—	417,510	(9)	$4,120,824
Matthew S. Bromberg	3,848,000	(12)	750,000	(12)	$2.71	8/15/2026	—		$-
	681,506	(3)	408,904	(3)	$3.48	3/28/2028	—		$-
	317,687	(4)	408,454	(4)	$5.37	3/15/2029	—		$-
	0	(5)	239,361	(5)	$6.55	3/15/2030	—		$-
	—		—		$-	—	375,000	(12)	$3,701,250
	—		—		$-	—	179,516	(3)	$1,771,823
	—		—		$-	—	196,090	(4)	$1,935,408
	—		—		$-	—	166,913	(5)	$1,647,431
	—		—		$-	—	751,112	(13)	$7,413,475
	—		—		$-	—	100,147	(7)	$988,451
	—		—		$-	—	417,510	(8)	$4,120,824
	—		—		$-	—	417,510	(9)	$4,120,824
Bernard Kim	4,500,000	(14)	500,000	(14)	$2.64	6/15/2026	—		$-
	681,506	(3)	408,904	(3)	$3.48	3/28/2028	—		$-
	317,687	(4)	408,454	(4)	$5.37	3/15/2029	—		$-
	0	(4)	239,361	(4)	$6.55	3/15/2030	—		$-
	—		—		$-	—	250,000	(14)	$2,467,500
	—		—		$-	—	179,516	(3)	$1,771,823
	—		—		$-	—	196,090	(4)	$1,935,408
	—		—		$-	—	166,913	(5)	$1,647,431
	—		—		$-	—	751,112	(15)	$7,413,475
	—		—		$-	—	100,147	(7)	$988,451
	—		—		$-	—	417,510	(8)	$4,120,824
	—		—		$-	—	417,510	(9)	$4,120,824
Phuong Y. Phillips	187,500	(16)	62,500	(16)	$3.83	10/14/2027	—		$-
	146,037	(3)	87,622	(3)	$3.48	3/28/2028	—		$-
	158,843	(4)	204,227	(4)	$5.37	3/15/2029	—		$-
	0	(4)	212,765	(4)	$6.55	3/15/2030	—		$-
	—		—		$-	—	187,500	(16)	$1,850,625
	—		—		$-	—	38,468	(3)	$379,679
	—		—		$-	—	98,044	(4)	$967,694
	—		—		$-	—	148,367	(5)	$1,464,382
	—		—		$-	—	89,019	(7)	$878,618

(1)

Represents the market value of the shares underlying the granted RSUs as of December 31, 2020, based on the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020.

(2)

Represents time-based stock options/RSUs that vest as follows: 5% of the stock options/RSUs vested on June 15, 2016, with an additional 5% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

Zynga	2021 Proxy Statement	41

(3)

Represents time-based stock options/RSUs that vest as follows: 25% of the stock options/RSUs vested on April 15, 2019, with an additional 6.25% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(4)

Represents time-based stock options/RSUs that vest as follows: 25% of the stock options/RSUs vested on March 15, 2020, with an additional 6.25% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(5)

Represents time-based stock options/RSUs that vest as follows: 25% of the stock options/RSUs vest on March 15, 2021, with an additional 6.25% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(6)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on June 15, 2021, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(7)

Represents PSUs, based on actual achievement as determined by the Board following the 2020 fiscal year, that vest as follows: 25% of the PSUs vest on March 15, 2021, with an additional 6.25% of the PSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(8)

Represents PSUs that vest based upon the Company’s total relative stockholder return through December 31, 2021, any shares that vest would vest as follows: 1/3 of the PSUs vest on March 15, 2022, March 15, 2023 and March 15, 2024. PSUs reflect achievement of 100% of the target performance milestone, the actual number of shares subject to the award, if any, may range from 80-150% of the target amount.

(9)

Represents PSUs that vest based upon the Company’s total relative stockholder return through December 31, 2022, any shares that vest would vest as follows: 1/3 of the PSUs vest on March 15, 2023, March 15, 2024 and March 15, 2025. PSUs reflect achievement of 100% of the target performance milestone, the actual number of shares subject to the award, if any, may range from 80-150% of the target amount.

(10)

Represents time-based stock options/RSUs that vest as follows: 20% of the stock options/RSUs vest on October 15, 2018, with an additional 5% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(11)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on January 15, 2022, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(12)

Represents time-based stock options/RSUs that vest as follows: 20% of the stock options/RSUs vest on August 15, 2018, with an additional 5% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(13)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on November 15, 2021, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(14)

Represents time-based stock options/RSUs that vest as follows: 20% of the stock options/RSUs vest on June 15, 2018, with an additional 5% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(15)

Represents time-based RSUs that vest as follows: 5% of the RSUs vest on September 15, 2021, with an additional 5% of the RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(16)

Represents time-based stock options/RSUs that vest as follows: 25% of the stock options/RSUs vest on October 15, 2018, with an additional 6.25% of the stock options/RSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

Stock Option Exercises and Stock Vested

The following table shows information regarding stock options that were exercised and RSUs that vested with respect to our named executive officers during 2020. All dollar amounts are rounded to the nearest whole dollar amount.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank Gibeau	1,072,117	$6,289,628	2,274,556	$18,617,098
James Gerard Griffin	1,000,000	$3,740,000	572,192	$4,610,536
Matthew S. Bromberg	—	$—	772,192	$6,199,286
Bernard Kim	—	$—	772,192	$6,300,536
Phuong Y. Phillips	—	$—	289,403	$2,332,510

(1)

The value realized equals the difference between the fair market value of the Class A common stock underlying the options on the exercise date and the exercise price of the underlying options multiplied by the number of options exercised.

(2)	The value realized equals the fair market value of the Class A common stock underlying the RSUs on the vesting date multiplied by the number of RSUs that vested.

Pension Benefits

We do not have any defined benefit pension plans for our executive officers. Certain jurisdictions in which we have operations require that we make pension contributions to our employees.

Non-Qualified Deferred Compensation

We do not offer any non-qualified deferred compensation plans for our executive officers.

Zynga	2021 Proxy Statement	42

Potential Payments Upon Termination or Change in Control

Non-Change in Control

Pursuant to the offer letters entered into with our named executive officers, (i) if Zynga terminates such named executive officer’s employment without cause, (ii) if such named executive officer resigns in a constructive termination, or (iii) in the case of Mr. Gibeau, his employment ceases due to his death or disability (each as described in the applicable offer letter), subject to such named executive officer’s execution and non-revocation of a release of claims against Zynga and such named executive officer’s continued compliance with certain restrictive covenants, Zynga will pay such named executive officer the following severance benefits:

(x)

a separation payment equal to one times (1.0x) such named executive officer’s annual salary plus such named executive officer’s target bonus for the year in which the termination occurred, with such bonus pro-rated for the number of days such named executive officer worked for Zynga in such year (paid in a lump sum),

(y)	accelerated vesting of such named executive officer’s time-based equity awards that would have vested in the one year period following such termination, and
(z)	in the event of a termination without cause or resignation in a constructive termination, COBRA premiums for up to 12 months following termination.

If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Zynga is not required to provide reimbursement for any excise taxes imposed.

The performance-based equity awards granted to our named executive officers in 2020 generally are not subject to the severance treatment of the above offer letters and instead contain specific provisions that condition accelerated vesting (if any) on actual performance versus the pre-established operating cash flow or TSR goals.  The Board and the Compensation Committee specifically intended that vesting of these awards generally should depend on actual goal achievement, even in a qualifying termination of employment.  In the case of the PSUs that were earned based on achievement of certain levels of operating cash flow for 2020, for a qualifying termination of employment by the Company without cause or by the executive with good reason (as defined in the award agreements), the continued service-based requirement will be waived in certain circumstances, but not the requirement to achieve the specified levels of operating cash flow.  In other words, any accelerated vesting still depends on goal achievement. Similarly, for the PSUs that are earned based on achievement of Zynga’s TSR versus the TSR of the companies in the S&P MidCap 400 Index, the continued service-based requirement may be waived for a qualifying termination of employment, but the number of shares that may vest (if any) still depends on Zynga’s relative TSR versus the companies in the index. If the TSR performance period still is ongoing at the time of the qualifying termination of employment, there generally is no ability to earn the PSUs unless either (a) a change in control occurs within 3 months after termination of employment (in which case the change in control rules below generally will apply), or (b) if the performance period end date is within 1 year after the qualifying termination, the terminated executive may be eligible for partial vesting to the extent that the TSR performance goal is achieved at the end of that performance period, all as described in the applicable award agreements.

The following table sets forth estimates of the benefits that our named executive officers would have received in the event of a termination without cause or a resignation in a constructive termination or a termination due to death or disability, in each case not in connection with a change in control (assuming the termination occurred on December 31, 2020).

	Termination in connection with Death or Disability			Qualifying Termination
Name	Cash Severance ($)	Equity Acceleration ($)(1)	Total ($)	Cash Severance ($)	Continued Benefits ($)(2)	Equity Acceleration ($)(1)	Total ($)
Frank Gibeau	$2,250,000	$21,613,802	$21,613,802	$2,250,000	$26,116	$22,574,785	$24,850,901
James Gerard Griffin	$—	$—	$—	$1,000,000	$26,116	$16,082,088	$17,108,204
Matthew S. Bromberg	$—	$—	$—	$1,000,000	$26,116	$15,543,016	$16,569,132
Bernard Kim	$—	$—	$—	$1,000,000	$26,116	$12,924,934	$13,951,050
Phuong Y. Phillips	$—	$—	$—	$770,000	$26,116	$5,027,125	$5,823,241

(1)

Represents (i) for accelerated RSUs, the market value of the shares underlying the accelerated RSUs as of December 31, 2020, based on the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020, (ii) for accelerated PSUs, the market value of the shares underlying the accelerated PSUs as of December 31, 2020, based on the actual performance achievement as of December 31, 2020 and the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020 and (iii) for accelerated stock options, the positive spread, if any, between the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020 and the applicable stock option exercise price. PSUs reflect achievement of 100% of the target performance milestone, unless actual achievement has been certified by the Board, the actual number of shares subject to the award, if any, may range from 80-150% of the target amount. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs, PSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the granted RSUs, PSUs and stock options.

(2)	Assumes that the named executive officer elected to receive full COBRA premiums for him or herself and all eligible family members/dependents for the applicable post-termination period.
Zynga	2021 Proxy Statement	43

Change in Control

Each of our executive officers, other than with respect to Mr. Gibeau, our Chief Executive Officer, is a participant in the Zynga Inc. Change in Control Severance Benefit Plan (the “Change in Control Plan”). Upon a change in control, each then-current participant who suffers a qualifying termination (meaning any termination by Zynga other than for cause or any voluntary termination with good reason, in each case as defined in the Change in Control Plan) within 3 months before or 18 months after a change in control will receive, in exchange for a release of claims:

(x)	a separation payment equal to one times (1.0x) such named executive officer’s annual salary plus such named executive officer’s target bonus for the year in which the termination occurred,
(y)	accelerated vesting of any unvested time-based equity awards, and
(z)	COBRA premiums for up to 12 months following termination.

The Change in Control Plan also provides for accelerated vesting of performance-based equity awards at target, unless otherwise specified in the applicable equity award agreement.  The Change in Control Plan is not applicable to the performance-based equity awards granted to our named executive officers in 2020 as those awards instead contain specific change in control provisions that base vesting on actual performance through a date before the change in control.  The Change in Control Plan is designed to provide an internally consistent and equitable standard of accelerated vesting benefits, triggers, and conditions for our more senior level employees. We believe that a pre-existing plan like the Change in Control Plan will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

Pursuant to Mr. Gibeau’s offer letter, upon a change in control, 25% of Mr. Gibeau’s unvested equity awards will accelerate and vest, except that this acceleration will not apply to the performance-based equity awards that we granted to Mr. Gibeau in 2020 as vesting of those awards instead will depend on actual performance through a date before the change in control. In the event of a change in control where the successor corporation does not assume Mr. Gibeau’s equity awards or substitute Mr. Gibeau’s equity awards for substantially similar awards with the same or a more favorable vesting schedule (“Replacement Equity”), then all of Mr. Gibeau’s equity awards will accelerate and vest in full. Additionally, (i) if Zynga terminates Mr. Gibeau’s employment without cause or (ii) if Mr. Gibeau resigns in a constructive termination (each as described in Mr. Gibeau’s respective offer letter), in either case during the 30-day period immediately preceding a change in control or the 18-month period following a change in control, subject to Mr. Gibeau’s execution and non-revocation of a release of claims against Zynga and his continued compliance with certain restrictive covenants, Zynga will pay Mr. Gibeau the following severance benefits: (w) a separation payment equal to two times the sum of Mr. Gibeau’s annual base salary and his target bonus for the year in which the termination occurred (paid in a lump sum), (x) a separation payment equal to Mr. Gibeau’s target bonus for the year in which the termination occurred, with such bonus pro-rated for the number of days Mr. Gibeau worked for Zynga in such year (paid in a lump sum), (y) accelerated vesting of all of Mr. Gibeau’s unvested time-based equity awards, and (z) COBRA premiums for up to 18 months following termination. If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Zynga is not required to provide reimbursement for any excise taxes imposed. The above change in control treatment is not applicable to the performance-based equity awards granted to Mr. Gibeau, as explained in the next paragraph.

The performance-based equity awards granted by us in 2020 contain specific change in control provisions that base vesting (if any) on actual performance through a date before the change in control and generally also require continued employment following the change in control.  We believe that basing vesting on actual goal achievement, even in a change in control, shows our intent to make these awards truly performance-based. In the case of the PSUs that were earned based on achievement of certain levels of operating cash flow for 2020, if a change in control had occurred in 2020, the performance period would have been shortened to end on the fiscal quarter end date immediately preceding the change in control and the operating cash flow goal would have been prorated based on the percentage of the original fiscal year performance period that was completed. Similarly, for the PSUs that are earned based on achievement of Zynga’s TSR versus the TSR of the companies in the S&P MidCap 400 Index, the performance period will be shortened to a date within 15 days before the change in control, and earning of the awards otherwise still will depend on Zynga’s TSR versus the TSR of the companies in the S&P MidCap 400 Index over the shortened performance period. Both types of PSUs generally require the executive to continue in employment following the change in control, with actual vesting of any earned PSUs occurring in accordance with the original multi-year service-based vesting schedule.  Accelerated vesting is provided of PSUs earned by goal achievement if the executive incurs a qualifying termination of employment by the Company without cause or by the executive with good reason, all as specified in the respective award agreements.

The following table sets forth estimates of the benefits that Mr. Gibeau would have received in the event of a change of control (assuming the change in control occurred on December 31, 2020).

	With Replacement Equity	Without Replacement Equity
Name	Equity Acceleration ($)(1)	Equity Acceleration ($)(1)
Frank Gibeau	$12,361,998	$72,341,363

(1)

Represents (i) for accelerated RSUs and PSUs, the market value of the shares underlying the accelerated RSUs and PSUs as of December 31, 2020, based on the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020 and (ii) for accelerated stock options, the positive spread, if any, between the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020 and the applicable stock option exercise price. PSUs reflect achievement of 100% of the target performance milestone, unless actual achievement has been certified by the Board, the actual number of shares subject to the award, if any, may range from 80-150% of the target amount. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs, PSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the granted RSUs, PSUs and stock options.

Zynga	2021 Proxy Statement	44

The following table sets forth estimates of the benefits that our named executive officers would have received in the event of a termination without cause or a resignation in a constructive termination in connection with a change of control (assuming the change in control and the termination occurred on December 31, 2020).

Name	Cash Severance ($)	Continued Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)
Frank Gibeau	$5,750,000	$36,984	$72,341,363	$78,128,346
James Gerard Griffin(3)	$1,000,000	$26,116	$39,285,256	$40,311,373
Matthew S. Bromberg(3)	$1,000,000	$26,116	$38,375,506	$39,401,623
Bernard Kim(3)	$1,000,000	$26,116	$35,386,756	$36,412,873
Phuong Y. Phillips(3)	$770,000	$26,116	$8,103,804	$8,899,920

(1)	Assumes that the named executive officer elected to receive full COBRA premiums for him or herself and all eligible family members/dependents for the applicable post-termination period.
(2)

Represents (i) for accelerated RSUs and PSUs, the market value of the shares underlying the accelerated RSUs and PSUs as of December 31, 2020, based on the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020 and (ii) for accelerated stock options, the positive spread, if any, between the closing price of our Class A common stock, as reported on the Nasdaq Global Select Market, of $9.87 per share on December 31, 2020 and the applicable stock option exercise price. PSUs reflect achievement of 100% of the target performance milestone, unless actual achievement has been certified by the Board, the actual number of shares subject to the award, if any, may range from 80-150% of the target amount. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs, PSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the RSUs and PSUs.

(3)

Pursuant to the named executive officer’s offer letter, if the severance benefits that such named executive officer would receive with respect to a termination other than in connection with a change in control (as described under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control—Non-Change in Control”) are greater than the severance benefits such named executive officer would receive under the Change in Control Plan, then such named executive officer will receive the non-change in control severance benefits in lieu of any benefits otherwise payable to such named executive officer under the Change in Control Plan. This table shows the benefits payable to the named executive officer under the Change in Control Plan as such benefits are greater than the benefits payable to the named executive officer under the named executive officer’s offer letter if the change in control and the termination occurred on December 31, 2020.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S‑K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Frank Gibeau, our CEO:

For fiscal year 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $98,781; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $32,003,768.

Based on this information, for fiscal year 2020, the ratio of the annual total compensation of Mr. Gibeau, our CEO, to the median of the annual total compensation of employees was 324 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected October 1, 2020, (which is a date within the last 3 months of our last completed fiscal year), as the date upon which we would identify the median employee.
•

As of October 1, 2020, our employee population consisted of 2,192 individuals (other than our CEO), including employees in the United States, Canada, Finland, Ireland, Turkey, the United Kingdom, and India. All 2,192 of these employees were included when identifying our “median employee”.

•	To identify the “median employee” from our employee population we used payroll and equity plan records for all active employees as of October 1, 2020 (the “compensation measure”).
o

The compensation measure included the following: (i) the individual’s annual base salary for 2020, as in effect on October 1, 2020, (ii) if the individual was a participant in our corporate bonus plan, the individual’s target bonus percentage for 2020 (assuming payout at 100% of target), and (iii) the value of the individual’s stock that vested from January 1, 2020 through December 31, 2020.

o

Certain employees (including our advertising and direct sales teams) do not participate in our corporate bonus plan and do not have an individual target bonus percentage. For these individuals, we calculated their bonus amount based on actual bonuses earned in 2020.

o	For temporary employees, we used actual base salary, plus any bonus or stock paid.
•	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect in our payroll system as of October 1, 2020.
•

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (with amounts paid in foreign currency converted into United States dollars using exchange rates in effect in our payroll system as of December 31, 2020), resulting in annual total compensation of $98,781.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table.
Zynga	2021 Proxy Statement	45

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2020, with respect to all of Zynga’s equity compensation plans in effect as of December 31, 2020 (which consist of the 2007 Equity Incentive Plan, the 2011 Equity Incentive Plan, and the 2011 Employee Stock Purchase Plan). No warrants are outstanding under any of the foregoing plans. All of our equity compensation plans that were in effect as of December 31, 2020 were adopted with the approval of Zynga’s security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (c)(2)
Equity compensation plans approved by security holders	94,094,166	$3.4558	277,702,834	(3)
Equity compensation plans not approved by security holders	—	$-	—
TOTAL	94,094,166	$3.4558	277,702,834	(3)

(1)

The calculation of the weighted-average exercise price of the outstanding stock options and rights excludes the shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding RSUs because RSUs have no exercise price.

(2)	Excludes securities reflected in column (a).
(3)

Includes 138,091,782 and 139,611,052 shares of Class A common stock available for issuance under the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan, respectively. There are no further shares available for issuance under the 2007 Equity Incentive Plan.

Zynga	2021 Proxy Statement	46

Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee of the Board has selected Ernst & Young as Zynga’s independent registered public accounting firm for 2021 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has served as Zynga’s independent registered public accounting firm since 2009. In making its selection, the Audit Committee annually reviews Ernst & Young’s independence, periodically considers whether to rotate the independent registered public accounting firm, and considers the advisability and potential impact of selecting a different independent registered accounting firm. Additionally, the Audit Committee monitors the rotation of the partners assigned to our audit engagement team in accordance with applicable laws and rules. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as Zynga’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Zynga and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees (in thousands) billed to Zynga for 2020 and 2019, by Ernst & Young, Zynga’s principal accountant. All fees described were pre-approved by the Audit Committee.

Type of Fees	2020	2019
Audit Fees(1)	$4,650	$4,246
Audit-related Fees(2)	$1,000	$774
Tax Compliance Fees(3)	$54	$551
Tax Advisory Fees(4)	$875	$552
All Other Fees	$7	$7
Total Fees	$6,586	$6,130

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and effectiveness of internal controls over financial reporting, the reviews of our interim financial statements and services rendered in connection with the filing of our registration statement on Form S-8, comfort letters and fees related to accounting consultation and statutory audit services for certain of our foreign subsidiaries.

(2)	Includes historical audit relating to an acquired entity.
(3)	Includes preparation and review of various tax filings.
(4)	Includes advising on international tax structure and various other tax issues.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Zynga’s independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee

The Audit Committee represents and assists the Board in overseeing the financial reporting process and the integrity of the Company’s financial statements. The Audit Committee is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform, and assessing their performance.

The Audit Committee of the Board is comprised of four non-employee directors. At the time of approval of this report, the members of the Audit Committee are Louis J. Lavigne, Jr., as Chair, Carol G. Mills, Ellen F. Siminoff and Noel B. Watson. The Board has determined that each Audit Committee member is an independent director and meets the requirements and financial literacy standards of the Nasdaq listing standards. The Audit Committee operates under a written charter, most recently amended in December 2019. Among its other functions, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm (“independent auditors”), selecting the lead engagement partner (which most recently occurred in 2018), and for reviewing the performance of the independent auditors and the Company’s internal audit function.

Management has the responsibility of preparing the Company’s financial statements and periodic reports, and it is the responsibility of the independent auditors to audit those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company and the independent auditors, Ernst & Young. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also discussed with the independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

Zynga	2021 Proxy Statement	47

The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

In determining whether to recommend that the stockholders ratify the selection of Ernst & Young as Zynga’s independent auditors for 2021, management and the Audit Committee engaged in a review of Ernst & Young. In that review, the Audit Committee considered the continued independence of Ernst & Young, its industry knowledge and reputation, the quality of the audit and its services, its knowledge of the Company, its global presence relative to the Company’s business, the length of its tenure as the Company’s independent auditors and the benefits of such tenure, and PCAOB inspection reports. Based on this review, the Audit Committee concluded that Ernst & Young is independent and that it is in the best interest of the Company and its investors to appoint Ernst & Young to serve as the Company’s independent auditors for 2021.

The Audit Committee has discussed with the independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited financial statements, representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC. Submitted by:

The Audit Committee of the Board
Louis J. Lavigne, Jr. (Chair)
Carol G. Mills
Ellen F. Siminoff
Noel B. Watson, Jr.

The information contained in the Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Zynga	2021 Proxy Statement	48

Proposal 4 – Stockholder Proposal Related to Call of Special Meetings

Kenneth Steiner, 14 Stoner Avenue, Apt 2M, Great Neck, NY 11021, has notified us that his designee, John Chevedden, intends to submit the following proposal at the Annual Meeting. Mr. Steiner has notified us that he has been a stockholder for over one year and intends to continue to be a stockholder until after the date of the Annual Meeting.

Proposal 4 - Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

It currently takes an astonishing 47% of the shares, that normally vote at our Zynga annual meeting, to call a special shareholder meeting. It would be hopeless to expect that the shareholders, who do not even vote, would go out of their way to take the cumbersome procedural steps to ask for a special shareholder meeting.

A special shareholder meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

Mr. William Gordon, who received $500,000 per year from ZYNGA for consulting, received the most votes of rejection —50 million in 2020. Mr. Gordon should thus be precluded from serving on any Board Committee. This could mean put ZNGA, with its small Board, at risk of not having enough qualified directors to serve on each Board Committee. Mr. Mark Pincus, Chairman of the Board, received the second most votes of rejection — 26 million.

This proposal topic won 46%-support at the 2020 Zynga annual meeting. This was probably 51%-support from the shares that have access to independent proxy voting advice. Unfortunately most retail shareholders do not have access to independent proxy voting advice.

And since the 2020 Zynga annual meeting there has been a dramatic development that makes shareholder meetings so much easier for management with a substantial cost reduction — the avalanche of bare bones online shareholder meetings.

Management entrenchment is so well defended at an online shareholder meeting that shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting.

It is astounding what management can get away with at a non-transparent online shareholder meeting. At a bare bones online shareholder meeting almost everything is optional. For instance a few management words on the state of the company is optional. Also management answers to shareholder questions are optional even if management asks for questions.

Management hardly needs to prepare for an online shareholder meeting. Thus shareholders should rightfully have more flexibility in requesting a special shareholder meeting. The core purpose of such a meeting can simply be the announcement of the vote.

For instance the Goodyear online shareholder meeting was spoiled by a trigger-happy management mute button for shareholders that was used to quash constructive criticism. AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak. Shareholders are so restricted at online meetings that management will never want to return to a more transparent in-person shareholder meeting format.

Please see:

Goodyear's virtual meeting creates issues with shareholder
https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online
https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Shareholders thus need greater flexibility in calling for a special shareholder meeting.

Please vote yes:
Special Shareholder Meeting Improvement – Proposal 4

Zynga	2021 Proxy Statement	49

The Company’s Statement in Opposition to Proposal 4

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

In February 2020, the Board amended our Bylaws to allow stockholders representing 30 percent of our common stock to call a special meeting. This put in place a special meeting right comparable to the right that stockholders held for the six-and-one-half years prior to the elimination of our multi-class capital structure.

Although stockholders generally appreciated the restoration of the special meeting right, certain stockholders expressed a view that a 30 percent threshold represented a significant burden to using the special meeting right. These stockholders encouraged us to review the threshold in light of our stockholder base and the terms of the special meeting rights at other companies.

In February 2021, the Board considered the perspectives of our stockholders and the results of benchmarking against current standards.  The Board proactively amended our Bylaws to lower the special meeting threshold to 25 percent. As a result, stockholders representing 25 percent of our common stock can now call a special meeting. We made this change with the intention of addressing concerns from our shareholders while balancing our ability to ensure efficient operations.

The stockholder proposal is unnecessary.

This proposal is unnecessary because Zynga already allows a reasonable number of stockholders to call a special meeting. The Board believes that the ownership threshold advocated in the proposal is too low and would allow a small minority of stockholders, including those with special interests, to trigger the expense and distraction of a special meeting. The Board believes that a 25 percent threshold to call a special meeting ensures that stockholders have the right to request a special meeting on critical matters while protecting against the misuse of the special meeting right by a group of very few stockholders. A failure to receive 25 percent support to convene a special meeting is a strong indicator that the matter does not enjoy widespread support by Zynga’s stockholders. In addition, convening a special meeting imposes significant costs, both administrative and operational. The Board and executive management must devote significant time and attention to preparing for a special meeting, taking their attention away from operating Zynga’s business and creating stockholder value.

Zynga’s strong corporate governance practices ensure that the Board remains accountable and responsive to stockholders.

The Board recognizes that providing stockholders with the ability to request special meetings is an important corporate governance practice that helps ensure accountability. This was the primary motivation in the Board’s original decision to restore the right of stockholders to call a special meeting.

The Board believes that Zynga’s governance practices demonstrate and promote accountability and advance long-term value creation. Zynga’s key stockholder rights and strong corporate governance practices include:

•	Special Meeting Right. The holders of 25 percent of our common stock can request the call of a special meeting.
•	One Share, One Vote. We have equal voting rights for all of our stockholders.
•	Annual Director Elections. All of our directors are elected annually by our stockholders; we do not have a classified or staggered board.
•	Majority Voting. We have a majority voting standard for the election of directors in uncontested elections.
•	No Supermajority Provisions. Our governance documents do not contain provisions requiring a supermajority stockholder vote on any issue.
•	No Stockholder Rights Plan. We do not maintain a stockholder rights plan or “poison pill.”
•

Active Stockholder Engagement Program. We engage with our stockholders to solicit their feedback regarding issues including executive compensation and corporate governance and have taken actions to implement stockholder feedback when we believe the action benefits all stockholders.

•

Robust Lead Independent Director Structure. Our Lead Independent Director, who is selected by the independent directors, has clearly enumerated powers and authorities, such as chairing executive sessions of the Board and other meetings of the Board in the absence of the Chairperson, the ability to call meetings of the independent directors, and reviewing and approving Board agendas, with the Chairperson and CEO.

•

Majority Independent Board of Directors. Six of our nine directors are independent under SEC and Nasdaq rules and have deep expertise in gaming, technology, finance, investments and stockholder value creation.

•	Strong Director Succession and Refreshment Practices. Our Board is not stale. One-third of our Board is comprised of directors who have joined within the last five years.
•	Diverse Board. Our Board reflects diversity in experience, skills, age and gender, and over 50 percent of our Board identifies as female or an underrepresented minority.

The Board believes that Zynga’s existing special meeting right strikes the proper balance between ensuring accountability and protecting the long-term interests of Zynga and its stockholders.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Zynga	2021 Proxy Statement	50

Other Business for Consideration

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no other business is to be brought before the Annual Meeting except as specified in Notice. As to any business that may properly come before the Annual Meeting, however, it is the intention of each person named as a proxy holder in the proxy card to vote on those matters in accordance with his or her best judgment.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Zynga’s common stock as of February 28, 2021 (except as otherwise noted below) by: (i) each of our directors and any nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock.

Except as specified in the following sentence, beneficial ownership is determined according to the rules of the SEC and generally means that (i) shares subject to stock options currently exercisable or exercisable within 60 days of February 28, 2021 and (ii) RSUs vesting within 60 days of February 28, 2021 deemed to be outstanding for computing the percentage ownership of the stockholder holding those stock options and RSUs but not for any other stockholder.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zynga Inc., 699 8th Street, San Francisco, CA 94103.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Class A Shares	Ownership
>5% Stockholders:
The Vanguard Group (2)	93,421,512	8.6%
Artisan Partners Limited Partnership (3)	80,334,536	7.4%
T. Rowe Price Associates, Inc. (4)	72,577,213	6.7%
Mark Pincus (5)	62,499,938	5.8%
Blackrock, Inc. (6)	55,937,040	5.2%
Named Executive Officers and Directors:
Frank Gibeau (7)	8,756,715	*
James Gerard Griffin (8)	3,453,898	*
Matthew S. Bromberg (9)	6,470,603	*
Bernard Kim (10)	7,107,165	*
Phuong Y. Phillips (11)	994,735	*
Dr. Regina E. Dugan (12)	229,757	*
William “Bing” Gordon (13)	1,256,031	*
Louis J. Lavigne, Jr. (14)	339,376	*
Carol G. Mills (15)	211,683	*
Janice M. Roberts (16)	211,683	*
Ellen F. Siminoff (17)	248,383	*
Noel B. Watson, Jr. (18)	18,668	*
All executive officers and directors as a group (18)	92,045,423	8.3%

(*)	Represents beneficial ownership of less than one percent of the applicable class of outstanding common stock.
(1)

This table is based upon information supplied by our named executive officers, directors, and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Zynga believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable ownership percentages are based on 1,085,017,807 shares of our Class A common stock outstanding as of February 28, 2021, adjusted as required by rules promulgated by the SEC.

(2)

Based on a Schedule 13G amendment filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). In such Schedule 13G amendment, Vanguard indicates it is the beneficial owner of 93,421,512 shares of Class A common stock, has shared voting power over 708,896 shares of Class A common stock, has sole dispositive power over 91,948,137 shares of Class A common stock, and has shared dispositive power over 1,473,375 shares of Class A common stock. In such Schedule 13G amendment, Vanguard lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based on a Schedule 13G amendment filed with the SEC on February 10, 2021 by Artisan Partners Limited Partnership (“APLP”). In such Schedule 13G amendment, APLP indicates it is the beneficial owner of 80,334,536 shares of Class A common stock, has shared voting power over 71,203,934 shares of Class A common stock, and has shared dispositive power over 80,334,536 shares of Class A common stock. In such Schedule 13G amendment, APLP notes that it is an investment adviser registered under section 203 the Investment Company Act of 1940, the shares reported have been acquired on behalf of discretionary clients of APLP, people other than APLP are entitled to receive all dividends from, and proceeds from the sale of, the shares, and none of those persons to the knowledge of APLP, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., or Artisan Investments GP LLC has an economic interest in more than 5% of the class. In such Schedule 13G amendment, APLP lists its address as 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(4)

Based on a Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe”). In such Schedule 13G, T. Rowe indicates it is the beneficial owner of 72,577,213 shares of Class A common stock, has sole voting power over 24,599,768 shares of Class A common stock, and has sole dispositive power over 72,577,213 shares of Class A common stock. In such Schedule 13G, T. Rowe notes that it is an investment adviser registered under section 203 the Investment Company Act of 1940, it does not serve as a custodian of the assets of any of its clients, the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the shares is vested in its clients which it serves as investment adviser, and not more than 5% of the Class A common stock is owned by any one client subject to its investment advice. In such Schedule 13G, T. Rowe lists its address as 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Consists of (i) 30,500,172 shares of Class A common stock held directly by The 4D Revocable Trust, of which Mr. Pincus serves as trustee; (ii) 27,765,634 shares of Class A common stock held directly by Ogden Enterprises LLC, of which Mr. Pincus serves as manager; (iii) 758,750 shares of Class A common stock held directly by the Pincus Family Fund, of which Mr. Pincus serves as trustee; and (iii) 6,219 shares of Class A common stock issuable to Mr. Pincus upon vesting of RSUs within 60 days of February 28, 2021.

(6)

Based on a Schedule 13G filed with the SEC on February 5, 2021 by Blackrock, Inc. (“Blackrock”). In such Schedule 13G, Blackrock indicates it is the beneficial owner of 55,937,040 shares of Class A common stock, has sole voting power over 50,334,730 shares of Class A common stock, and has sole dispositive power over 55,937,040 shares of Class A common stock. In such Schedule 13G, Blackrock lists its address as 55 East 52nd Street, New York, NY 10055.

(7)

Consists of (i) 3,526 shares of Class A common stock held directly by Mr. Gibeau; (ii) 1,294,861 shares of Class A common stock held directly by the Frank Donald Gibeau Trust u/a dtd 12/13/2019, of which Mr. Gibeau serves as trustee; (iii) 6,837,812 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2021, and (iii) 620,516 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

(8)

Consists of (i) 544,744 shares of Class A common stock; (ii) 2,740,717 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2021, and (iii) 168,437 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

Zynga	2021 Proxy Statement	51

(9)

Consists of (i) 913,449 shares of Class A common stock; (ii) 5,338,717 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2021, and (iii) 218,437 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

(10)

Consists of (i) 898,011 shares of Class A common stock; (ii) 5,990,717 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2021, and (iii) 218,437 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

(11)

Consists of (i) 264,743 shares of Class A common stock; (ii) 628,720 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2021, and (iii) 101,272 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

(12)	Consists of (i) 223,538 shares of Class A common stock; and (ii) 6,219 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.
(13)	Consists of (i) 1,237,964 shares of Class A common stock; and (ii) 18,067 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.
(14)

Consists of (i) 35,076 shares of Class A common stock held directly by Mr. Lavigne, (ii) 298,081 shares of Class A common stock held directly by the 2012 Louis Lavigne Jr. Family Trust UAD 11/15/12, of which Mr. Lavigne serves as trustee; and (iii) 6,219 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

(15)	Consists of (i) 205,464 shares of Class A common stock; and (ii) 6,219 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.
(16)	Consists of (i) 205,464 shares of Class A common stock; and (ii) 6,219 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.
(17)

Consists of (i) 138,087 shares of Class A common stock held by the D&E Living Trust, of which Mrs. Siminoff and her spouse serve as co-trustees and retain voting and dispositive power; (ii) 91,639 shares of Class A common stock held by the EFS 2020 Irrevocable Trust, of which Mrs. Siminoff serves as trustee and retains voting and dispositive power; (iii) 12,438 shares of Class A common stock held directly by Mrs. Siminoff; and (iii) 6,219 shares of Class A common stock issuable to Mrs. Siminoff upon vesting of RSUs within 60 days of February 28, 2021.

(18)	Consists of (i) 13,576 shares of Class A common stock; and (ii) 5,092 shares of Class A common stock issuable upon vesting of RSUs within 60 days of February 28, 2021.

Transactions with Related Persons

Policy and Procedures

We have adopted a written policy regarding transactions between us and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest must first be presented to the Audit Committee for review, consideration, and approval. If the related party is, or is associated with, a member of the Audit Committee, the transaction must be reviewed and approved by another independent body of the Board, such as the Compensation Committee, which Committee also reviews and approves executive officer employment arrangements.

Related Persons Transactions During the Year

During 2020, we did not enter into any new transactions with related persons or their related entities.

Pursuant to a director nomination letter with Mr. Pincus entered into as of May 2, 2018, our Board and Nominating and Corporate Governance Committee agreed to, subject to the exercise of their fiduciary duties, nominate Mr. Pincus for election as a director at each applicable election of directors.  In consideration of our obligations pursuant to this letter, Mr. Pincus has been nominated for election.  For more information, see “Proposal 1—Election of Directors—Nominees.”

Pursuant to a consulting services agreement with Mr. Gordon entered into as of May 11, 2018, we made certain compensatory payments to Mr. Gordon, as described under the heading “Non-Employee Director Compensation.”

Each of these transactions was previously approved in accordance with the policy and procedures described above.

Rule 10b5-1 Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our directors and executive officers are required to conduct all sale transactions under a Rule 10b5-1 plan.

Additional Information

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Zynga	2021 Proxy Statement	52

2020 Annual Report

Our 2020 Annual Report has been made available to our stockholders and posted on our corporate website at https://investor.zynga.com/financial-information/annual-reports. Zynga will provide, without charge, a copy of our 2020 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests for our 2020 Annual Report can be made by writing to:

Investor Relations Department
Zynga Inc.
699 8th Street
San Francisco, CA 94103

Internet Availability of Annual Meeting Materials

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice or other proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or other proxy materials, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of the Notice or other proxy materials for your household, please contact us with your request. Likewise, if you participate in householding and wish to receive a separate copy of the Notice or other proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies in the future, please also contact us with your request.

If you are a beneficial stockholder, and you share an address with other beneficial stockholders, your broker, bank or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

You can contact us at:

Investor Relations Department Zynga Inc. 699 8th Street San Francisco, CA 94103	https://investor.zynga.com/contact-us-form or investors@zynga.com

Zynga	2021 Proxy Statement	53

ZYNGA INC.
Proxy for Annual Meeting of Stockholders on May 17, 2021
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of James Gerard Griffin and Phuong Y. Phillips, with full power of substitution and power to act alone, as proxies to vote all the shares of Class A common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Zynga Inc., to be held on May 17, 2021 at 2:00 p.m., Pacific Time, at https://web.lumiagm.com/287175525 (Password: zynga2021) (Case sensitive), and at any adjournments, postponements or other delays thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF ZYNGA INC. May 17, 2021 PROXY VOTING INSTRUCTIONS VOTE BY INTERNET Before The Meeting - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM ET on Sunday, May 16, 2021. During The Meeting - You may attend the Annual Meeting via the Internet and vote your shares during the meeting. Go to: https://web.lumiagm.com/287175525 Password: zynga2021 (Case sensitive). Have your control number available and follow the instructions. VOTE BY MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17382  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 051721 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends you vote "For" each of the nominees for Director. 1. To elect as directors each of the nine nominees listed in the proxy statement to serve until the next annual meeting. FOR AGAINST ABSTAIN 1a. Mark Pincus 1b. Frank Gibeau 1c. Dr. Regina E. Dugan 1d. William "Bing" Gordon 1e. Louis J. Lavigne, Jr. 1f. Carol G. Mills 1g. Janice M. Roberts 1h. Ellen F. Siminoff 1i. Noel B. Watson The Board of Directors recommends you vote "For" Proposals 2 and 3. FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the compensation of Zynga’s named executive officers. 3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Zynga for its fiscal year ending December 31, 2021. The Board of Directors recommends you vote "Against" Proposal 4. 4. Shareholder proposal to amend the shareholding threshold to call a Special Meeting. Whether or not direction is made, each of the proxies is authorized to vote in their best judgment on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. This proxy will be voted FOR the election of each of the nominees for director in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4 unless otherwise indicated. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.